UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

Plains Exploration & Production Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PXP

700 Milam, Suite 3100

Houston, Texas 77002

Telephone: (713) 579-6000

March 28, 2008

Dear PXP Stockholder:

You are cordially invited to our Annual Stockholders’ Meeting on Thursday, May 8, 2008, at 9:00 a.m., Central Daylight Time. The meeting will be held in the Fairfield Room of the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, 77010.

At the annual meeting you will be asked to elect nine directors to our board of directors and to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the 2008 fiscal year.

We have enclosed a copy of our Annual Report for the fiscal year ended December 31, 2007 with this Notice of Annual Meeting of Stockholders and Proxy Statement. Please read the enclosed information carefully before completing and returning the enclosed proxy card.

Please join us on May 8. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

James C. Flores
Chairman of the Board, President and
Chief Executive Officer

PXP

700 Milam, Suite 3100

Houston, Texas 77002

(713) 579-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2008

To the Stockholders of Plains Exploration & Production Company:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Plains Exploration & Production Company will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, 77010, in the Fairfield Room, on May 8, 2008 at 9:00 a.m., Central Daylight Time, for the following purposes:

1.	to elect nine nominees to the board of directors to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2008; and

3.	to transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

PXP knows of no other matters to come before the annual meeting. Only stockholders of record at the close of business on March 21, 2008 are entitled to notice of, and to vote at, the annual meeting or at any adjournments or postponements thereof. Each share of PXP common stock is entitled to one vote per share. The election of directors requires the affirmative vote of a plurality of shares of PXP common stock present and entitled to vote. The ratification of PricewaterhouseCoopers LLP as our independent auditors for 2008 requires the affirmative vote of a majority of the shares of PXP common stock present and voting. A complete list of stockholders entitled to vote at the annual meeting will be available for examination at PXP’s offices in Houston, Texas during normal business hours by any holder of PXP common stock for any purpose relevant to the annual meeting for a period of ten days prior to the annual meeting. Such list will also be available at the annual meeting and any PXP stockholder may inspect it for any purpose relevant to the annual meeting.

By Order of the Board of Directors,

John F. Wombwell
Executive Vice President,
General Counsel and Secretary

Houston, Texas

March 28, 2008

Your vote is important. Even if you plan to attend the annual meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the annual meeting if you are unable to attend. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

PXP

700 Milam, Suite 3100

Houston, Texas 77002

Telephone: (713) 579-6000

PROXY STATEMENT

This proxy statement and accompanying proxy card are being mailed beginning March 28, 2008 in connection with the solicitation of proxies by the board of directors of Plains Exploration & Production Company for the Annual Meeting of Stockholders to be held on May 8, 2008.

The enclosed proxy is solicited by the board of directors of PXP. You may vote your shares by completing and returning the proxy card or, alternatively, calling a toll-free telephone number or using the Internet as described on the proxy card. The proxy may be revoked at any time before it is voted by submitting written notice of revocation to the secretary of the Company or by submitting another timely proxy by telephone, internet or mail. Unless revoked, shares represented by proxies will be voted at the meeting. The proposals listed in this proxy statement constitute the only business that the board of directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, to vote on any other business that may properly come before the meeting.

Each share of common stock is entitled to one vote. No other securities are entitled to be voted at the annual meeting. Only stockholders of record at the close of business on March 21, 2008 are entitled to notice of, and to vote at, the meeting. As of the close of business on March 21, 2008, PXP had 109,897,282 shares of common stock outstanding. A majority of outstanding shares entitled to vote, represented in person or by proxy at the meeting, constitutes a quorum. Abstentions and broker non-votes are counted as shares represented at the meeting for purposes of determining whether a quorum exists. Abstentions and broker non-votes will have no effect on any proposal brought at the annual meeting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all of the nominees for director named in this proxy statement and FOR the ratification of PricewaterhouseCoopers LLP as our independent auditors.

Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. The Company will bear the expenses incurred in connection with the solicitation of proxies.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 8, 2008. The proxy statement and annual report to security holders are available at www.investorEconnect.com. You may obtain directions to attend the meeting and vote in person by contacting our investor relations department at (713) 579-6000.

ELECTION OF DIRECTORS

At the annual meeting, PXP stockholders will elect nine individuals to serve as directors. The bylaws of PXP authorize a board of directors consisting of at least three members, with the exact number of directors being a number (not less than three) that may be determined from time to time by PXP’s board of directors. Our current board of directors consists of Messrs. Flores, Arnold, Buckwalter, Dees, Delimitros, Fry, Gerry, Groat and Lollar. Each of the nominees is currently a member of our board of directors. Each director is elected to hold office until the next annual stockholder meeting in 2009 and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

The nominees have consented to be nominated and have expressed their intent to serve if elected. The PXP board has no reason to believe that any of the nominees will be unable to serve if elected to office and, to the knowledge of the PXP board, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the board of directors will be eligible to stand for election as directors at the annual meeting. See “Stockholder Proposals” on page 13 for information regarding the procedures for stockholders to submit director nominations.

The individuals named as proxies will vote the enclosed proxy for the election of all nominees, unless you direct them to withhold your votes. Although PXP does not expect this to occur, if any nominee becomes unable to serve as a director before the annual meeting, the persons named as proxies have the discretionary authority to vote for substitute nominees proposed by the PXP board. The election of directors requires the affirmative vote of a plurality of shares of PXP common stock present and entitled to vote. The PXP board of directors recommends you vote to approve all nominees.

The following table sets forth certain information as of March 21, 2008 regarding our present directors and executive officers. They hold office until their successors are duly elected and qualified, or until their earlier death, removal or resignation from office.

Name	Age	Title
James C. Flores	48	Chairman of the Board, President and Chief Executive Officer
Isaac Arnold, Jr.	72	Director
Alan R. Buckwalter, III	61	Director
Jerry L. Dees	68	Director
Tom H. Delimitros	67	Director
Thomas A. Fry, III	63	Director
Robert L. Gerry III	70	Director
Charles G. Groat	67	Director
John H. Lollar	69	Director
Doss R. Bourgeois	50	Executive Vice President—Exploration & Production
Winston M. Talbert	45	Executive Vice President and Chief Financial Officer
John F. Wombwell	46	Executive Vice President, General Counsel and Secretary

The following biographies describe the business experience of PXP’s directors and executive officers:

James C. Flores, Chairman of the Board, President and Chief Executive Officer and a Director since September 2002. He has been Chairman of the Board and Chief Executive Officer of PXP since December 2002, and President since March 2004. He was also Chairman of the Board of Plains Resources, Inc. (“Plains Resources,” now known as Vulcan Energy Corporation) from May 2001 to June 2004 and is currently a director of Vulcan Energy. He was Chief Executive Officer of Plains Resources from May 2001 to December 2002. He was Co-founder as well as Chairman, Vice Chairman and Chief Executive Officer at various times from 1992 until January 2001 of Ocean Energy, Inc., an oil and gas company.

Isaac Arnold, Jr., Director since May 2004. He also was a director of Nuevo Energy Company from 1990 to May 2004. He has been a director of Legacy Holding Company since 1989 and Legacy Trust Company since 1997 and is currently Director Emeritus of both. He has been a director of Cullen Center Bank & Trust since its inception in 1969 and has been a director of Cullen/Frost Bankers, Inc. and is currently Director Emeritus of both. Mr. Arnold is a trustee of the Museum of Fine Arts Houston and The Texas Heart Institute. Mr. Arnold received his B.B.A. from the University of Houston in 1959.

Alan R. Buckwalter, III, Director since March 2003. He retired in January 2003 as Chairman of JPMorgan Chase Bank, South Region, a position he had held since 1998. From 1990 to 1998 he was President of Texas Commerce Bank—Houston, the predecessor entity of JPMorgan Chase Bank. Prior to 1990 Mr. Buckwalter held various executive management positions within the organization. Mr. Buckwalter currently serves on the boards of Service Corporation International, BCM Technologies, Inc., the Texas Medical Center and the Greater Houston Area Red Cross. He sits on the Audit Committee and is Chairman of the Compensation Committee for Service Corporation International.

Jerry L. Dees, Director since September 2002. He also was a director of Plains Resources from 1997 to December 2002. Mr. Dees has been a director of Geotrace Technologies, Inc. since 2005. He retired in 1996 as Senior Vice President, Exploration and Land, for Vastar Resources, Inc. (previously ARCO Oil and Gas Company), a position he had held since 1991.

Tom H. Delimitros, Director since September 2002. He also was a director of Plains Resources from 1988 to December 2002. He has been a General Partner of AMT Venture Funds, a venture capital firm, since 1989. He is also a director of Tetra Technologies, Inc., a publicly traded energy services company. He currently serves as a director for three privately owned companies. Previously, he has served as President and CEO for Magna Corporation, (now Baker Petrolite, a unit of Baker Hughes). Mr. Delimitros currently serves on two Development Committees for the College of Engineering at the University of Washington in Seattle and is Chairman of their Diamond Award Committee for Engineering Excellence.

Thomas A. Fry, III, Director since November 2007. He was also a director of Pogo Producing Company from 2004 to November 2007. He has been the President of National Ocean Industries Association (“NOIA”) since December 2000. Before joining NOIA, Mr. Fry served as the Director of the Department of Interior’s Bureau of Land Management and has also served as the Director of the Minerals Management Service.

Robert L. Gerry, III, Director since May 2004. He was also a director of Nuevo from 1990 to May 2004. Mr. Gerry currently serves as a director of Integrity Bank. He has been chairman and chief executive officer of Vaalco Energy, Inc., a publicly traded independent oil and gas company which does not compete with PXP, since 1997. From 1994 to 1997, Mr. Gerry was vice chairman of Nuevo. Prior to that, he was president and chief operating officer of Nuevo since its formation in 1990. Mr. Gerry also currently serves as a trustee of Texas Children’s Hospital.

Charles G. Groat, Director since November 2007. He was also a director of Pogo from 2005 to November 2007. Dr. Groat currently serves as the Director of the Center for International Energy and Environment Policy and as the Director of the Energy and Earth Resources Graduate Program at the University of Texas at Austin. Before joining the University of Texas at Austin, Dr. Groat served for more than six years as Director of the U.S. Geological Survey, having been appointed by President Clinton and retained by President Bush.

John H. Lollar, Director since September 2002. He also was a director of Plains Resources from 1995 to December 2002. He has been the Managing Partner of Newgulf Exploration L.P. since December 1996. He is also a director of Lufkin Industries, Inc., a manufacturing firm, where he is a member of the Compensation Committee and Chairman of the Audit Committee. Mr. Lollar was Chairman of the Board, President and Chief Executive Officer of Cabot Oil & Gas Corporation from 1992 to 1995, and President and Chief Operating Officer of Transco Exploration Company from 1982 to 1992.

Doss R. Bourgeois, Executive Vice President—Exploration and Production since June 2006. He was PXP’s Vice President of Development from April 2006 to June 2006. He was also PXP’s Vice President Eastern Development Unit from May 2003 to April 2006. Prior to that time, Mr. Bourgeois was Vice President from August 1993 to May 2003 at Ocean Energy, Inc.

Winston M. Talbert, Executive Vice President and Chief Financial Officer since June 2006. He joined PXP in May 2003 as Vice President Finance & Investor Relations and in May 2004, Mr. Talbert became Vice President Finance & Treasurer. Prior to joining PXP, Mr. Talbert was Vice President and Treasurer at Ocean Energy, Inc. from August 2001 to May 2003 and Assistant Treasurer from October 1999 to August 2001.

John F. Wombwell, Executive Vice President, General Counsel and Secretary since September 2003. He was also Plains Resources’ Executive Vice President, General Counsel, and Secretary from September 2003 to June 2004. He was previously a Senior Executive Officer with two New York Stock Exchange traded companies, including serving as General Counsel of ExpressJet Holdings, Inc. from April 2002 until September 2003. Prior to that time, Mr. Wombwell was a partner at the national law firm of Andrews Kurth LLP with a practice focused on representing public companies with respect to corporate and securities matters.

Committees of the Board of Directors

PXP’s board has established an audit committee, an organization & compensation committee and a nominating & corporate governance committee. Our board may establish other committees from time to time to facilitate the Company’s management. The composition of the committees is determined by the board of directors in its sole discretion. During 2007, PXP’s board held 12 meetings. No director attended fewer than 75% of the total number of meetings of PXP’s board and committees on which he served, with the exception of Mr. Fry and Dr. Groat who joined the PXP board on November 6, 2007. Mr. Fry and Dr. Groat both attended 100% of the meetings in 2007 since joining the board.

PXP’s audit committee currently consists of Messrs. Buckwalter, Delimitros, Gerry and Lollar, with Mr. Delimitros acting as chairman. Our audit committee selects PXP’s independent auditors to be engaged by the Company, reviews the plan, scope and results of PXP’s annual audit, and reviews PXP’s internal controls and financial management policies with our independent auditors. During 2007, our audit committee held four meetings. All of the members of PXP’s audit committee are non-employee directors, and the board has determined that a majority of the members of the audit committee, including Mr. Delimitros, are “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K.

PXP’s organization & compensation committee currently consists of Messrs. Dees, Delimitros and Lollar, with Mr. Lollar acting as chairman. Our organization & compensation committee reviews and sets the chief executive officer’s compensation, establishes guidelines and standards relating to the determination of executive compensation, reviews executive compensation policies and determines compensation for PXP’s other officers. In evaluating executive officer pay, the organization & compensation committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The organization & compensation committee engaged Longnecker & Associates to assist it with compensation decisions in 2007. Longnecker was generally engaged to (i) provide an updated review of the market competitiveness for the total compensation packages and long-term incentives for the officers of PXP, (ii) prepare tally sheets to highlight the total reward dollars for the executive officers, including all components of compensation, benefits, severance and change-in-control payments; and (iii) provide updated review of board compensation against current industry standards taking into account recent changes in the governance climate and recommend actions to attract and retain outstanding board talent. The organization & compensation committee assesses the information it receives in accordance with its business judgment. The organization & compensation committee also periodically reviews director compensation.

PXP’s organization & compensation committee also administers the Company’s equity compensation plans and determines the number of shares covered by, and terms of, grants to executive officers and key employees. The committee, however, has authorized the chief executive officer to grant up to 100,000 stock appreciation rights and/or restricted stock units to employees, other than executive officers, primarily newly hired employees. The organization & compensation committee also periodically reviews compensation and equity-based plans and makes its recommendations to the board with respect to these areas.

All of the members of our compensation committee are non-employee directors. During 2007, PXP’s organization & compensation committee held two meetings.

PXP’s nominating & corporate governance committee currently consists of Messrs. Arnold, Dees and Lollar, with Mr. Dees acting as chairman. Our nominating & corporate governance committee identifies and evaluates candidates for election as directors, nominates the slate of directors for election by PXP’s stockholders, and develops and recommends PXP’s corporate governance principles to the full board. During 2007, our nominating & corporate governance committee held two meetings.

PXP’s board of directors, in its business judgment, has determined that all current members of each of its committees are “independent” as defined in the NYSE governance rules and the applicable rules of the Securities and Exchange Commission. See the further discussion of directors’ independence below under “Director Nomination Process and Nominee Independence.”

PXP encourages all board members to attend the annual meeting. The directors of PXP may be introduced and acknowledged at the annual meeting. All of the directors attended the Company’s 2007 annual meeting.

Our non-management directors meet regularly in executive session. There is not one single non-management director who has been chosen to preside over executive sessions of PXP’s board of directors. The presiding director at each such session rotates among non-management members, in order of seniority of board service, such that the most senior non-management board member shall serve as presiding director at a session, the second most senior non-management member shall serve as presiding director at the next session, and so forth, with members of equal seniority serving in order of age, with the oldest serving first.

Compensation Committee Interlocks and Insider Participation

None of the members of our organization & compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or organization & compensation committee.

Director Nomination Process and Nominee Independence

Director Nomination Process. The PXP board of directors approves PXP’s director nominees based on the recommendation of the nominating & corporate governance committee. Each member of the nominating & corporate governance committee is a member of the PXP board of directors who satisfies the NYSE’s “independence” standards.

As provided in our bylaws, the number of directors on the PXP board of directors may from time to time be fixed by resolution of the board of directors; however, the board of directors may not be comprised of less than three directors. The nominating & corporate governance committee identifies nominees in various ways. The committee considers current directors that have expressed interest in and that continue to satisfy the criteria for serving on the PXP board of directors. The results of the PXP board of directors’ annual self-evaluation process is also an important consideration for board tenure. Current directors and members of PXP’s management may propose other nominees for the PXP board of directors, and the nominating & corporate governance committee may consider these individuals. From time to time, the committee may engage a third party search firm to assist in identifying potential director nominees as well.

The nominating & corporate governance committee also will consider any nominations received by the secretary of PXP from a stockholder of record on or before the 120th calendar day before the one-year anniversary date of the release of these proxy materials to stockholders. Any such stockholder nominations must be accompanied by all information relating to such person that is required under the federal securities laws, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director on the PXP board of directors if elected. The nominating stockholder must also submit the name, age, business address and residence of the person the stockholder wishes to nominate; the principal occupation or employment of the person; the relevant biographical information of the person; and the number of shares of PXP common stock beneficially owned by the person. The nominating stockholder must also submit its name and address, as well as that of the beneficial owner if applicable, and the class and number of shares of PXP common stock that are owned beneficially and of record by such stockholder and such beneficial owner.

All PXP director nominees are evaluated according to the PXP nominating & corporate governance committee director qualification guidelines. These guidelines provide that qualifications for consideration as a director include a high level of leadership experience in business activities and a personal and professional reputation consistent with the image and reputation of PXP. Further, the guidelines provide that all PXP directors should have a breadth of knowledge about the issues affecting PXP and experience on boards of directors of other, preferably public, companies. Under the guidelines, PXP directors should have the ability to devote sufficient time to carrying out the duties as member of the PXP board of directors and accordingly, are required to limit their number of public company directorships to no more than six. Additionally, the independence of a potential board nominee is considered, as well as the diversity of background and experience, including with respect to age, gender and race. Finally, each director must have the appropriate knowledge and experience so that each director is able to be a productive member of the PXP board of directors. The nominating & corporate governance committee routinely seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the board, to PXP and its stockholders. PXP encourages and supports director education programs for its directors.

Each of the nine director nominees set forth in this proxy statement and the accompanying proxy card are current directors standing for re-election.

Nominee Independence. The PXP board of directors has determined that all of the nominees standing for election at the PXP annual meeting, other than Mr. Flores, are independent of PXP because such nominees have no material relationship with PXP, either directly or as a partner, stockholder or affiliate of an organization that has a relationship with PXP. The board has made this determination based on the following:

Other than Mr. Flores, no nominee for director is or has been within the last three years an officer or employee of PXP or its subsidiaries or affiliates;

No nominee for director has an immediate family member who is or has been within the last three years an officer of PXP or its subsidiaries or has any current or past material relationship with PXP;

No nominee for director, other than Mr. Flores, has worked for, consulted with, been retained by, or received more than $100,000 in direct compensation from PXP aside from his or her compensation as a director;

No nominee for director or any immediate family member of the nominee is, or was within the past three years, a partner of or employed by the independent auditors for PXP;

No executive officer of PXP has served on the compensation committee or the board of directors of any corporation that employs a nominee for director or a member of the immediate family of any nominee for director in the last three years;

No nominee for director is an executive officer or employee, or an immediate family member of an executive officer, of any entity which PXP’s annual sales to or purchases from exceeded the greater of $1 million or 2% of either entity’s annual revenues for the last three years; and

No nominee for director serves as an executive officer of a charitable or non-profit organization to which PXP or its subsidiaries made charitable contributions or payments in fiscal year 2007 that exceeded the greater of $1 million or 2% of the organization’s consolidated gross revenues.

Board and Committee Governing Documents

Our board has established Corporate Governance Guidelines and the audit committee, nominating & corporate governance committee and the organization & compensation committee have adopted charters, copies of which are available at our website at www.pxp.com. Our board has also established a Statement of Policy Concerning Corporate Ethics and Conflicts of Interest, a copy of which is also available at our website at http://www.pxp.com/corporate_governance. Should there be any, we intend to post amendments to and waivers of our Policy Concerning Corporate Ethics and Conflicts of Interest (to the extent applicable to our principal executive officer, our principal financial officer and our principal accounting officer) at this location on our website. These documents are also available in print to any stockholder upon request by writing to the Corporate Secretary, Plains Exploration & Production Company, 700 Milam, Suite 3100, Houston, Texas 77002.

Stockholder and Other Interested Party Communications with Directors

We recognize the importance of providing our stockholders and other interested parties with the ability to communicate with members of PXP’s board of directors. Stockholders and other interested parties may send correspondence to PXP’s board of directors, including the non-management members as a group or to any individual director, at the following address: Plains Exploration & Production Company, Attn: General Counsel, 700 Milam, Suite 3100, Houston, Texas 77002. Correspondence may be sent by e-mail to hotline@pxp.com.

Your communication should indicate if you are a stockholder of the Company. All communications will be received by the General Counsel. Depending on the subject matter, the General Counsel will either forward the communication to the director or directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. The General Counsel will maintain copies of each communication received not marked confidential. Communications marked confidential will not be opened prior to forwarding to the board or any individual director. The General Counsel also will coordinate with the board or individual director, as applicable, to facilitate an appropriate response to each communication received.

This policy may be amended from time to time with the consent of our nominating & corporate governance committee, consistent with requirements of applicable laws, rules and regulations.

Stock Ownership Policy

Following election to the board by stockholders, our directors are required to own shares of PXP common stock with a value equal to three times their annual retainer. All executive officers are required to own shares of PXP common stock with a value equal to three times their annual salary, or, for the chief executive officer, with a value equal to five times his annual salary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth information regarding the beneficial ownership of PXP common stock as of March 1, 2008 by each director and named executive officer of PXP during 2007, all current executive officers and directors as a group, and each person known by PXP to own beneficially more than 5% of the outstanding shares of PXP common stock.

Beneficial ownership has been determined in accordance with applicable securities laws, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership within 60 days.

Unless otherwise indicated, to the knowledge of PXP, the persons listed in the table below have sole voting and investment powers with respect to the shares indicated. The address of the PXP directors and current executive officers is 700 Milam Street, Suite 3100, Houston, Texas 77002.

The percentages are based on 112,839,703 shares of PXP common stock issued and outstanding as of March 1, 2008.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Isaac Arnold, Jr.	189,267	(1)	*
Doss R. Bourgeois	68,967	(2)	*
Alan R. Buckwalter, III	50,550	(3)	*
Jerry L. Dees	45,220		*
Tom H. Delimitros	35,876		*
James C. Flores	1,724,348	(4)	1.5%
Thomas A. Fry, III	1,918		*
Robert L. Gerry III	101,854	(5)	*
Charles G. Groat	138		*
John H. Lollar	51,909	(6)	*
Winston M. Talbert	60,999	(7)	*
John F. Wombwell	206,934	(8)	*
Directors and Executive Officers as a group (12 persons)	2,537,980		2.2%
FMR Corp.	11,772,028	(9)	10.4%
Fir Tree Inc.	7,235,249	(10)	6.4%
Tudor Investment Corporation	6,582,708	(11)	5.8%

*	Represents less than 1%
(1)	Includes 7,000 shares held by the Arnold Corporation. Also includes 86,133 shares in a margin account.
(2)	Includes 38,333 shares subject to restricted stock units that will vest within 60 days.
(3)	Includes 550 shares held as UGMA custodian for his children.
(4)	1,000,000 of these shares are held directly by Sable Management, L.P., the general partner of which is Sable Management, LLC, of which Mr. Flores is the sole member, and 199 shares are held in a 401(k) account. The number above also includes 126,666 shares subject to restricted stock units that will vest within 60 days.
(5)	These shares include vested options to acquire 37,941 shares of PXP common stock and 59,913 pledged shares.
(6)	Includes 24,113 pledged shares.
(7)	Includes 36,667 shares subject to restricted stock units that will vest within 60 days.
(8)	Includes 63,333 shares subject to restricted stock units that will vest within 60 days.
(9)	Based on the Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2008, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 10,726,643 shares, or 9.5% of the outstanding shares, as a result of acting as investment adviser to various investment companies. Each of Edward C. Johnson 3d and FMR LLC has sole power to dispose of the 10,726,643 shares owned by the Fidelity Funds. Neither Edward C. Johnson 3d nor FMR LLC has the sole power to vote such shares. Pyramis Global Advisors Trust Company (“Pyramis”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 509,200 shares as a result of acting as investment adviser to the institutional accounts. Each of Edward C. Johnson 3d and FMR LLC has sole voting and dispositive power over such 509,200 shares owned by Pyramis and sole voting power over 446,700 of such shares owned by the institutional accounts managed by Pyramis. Fidelity International Limited (“FIL”) is the beneficial owner of 536,000 shares. The address of Fidelity and Fidelity Trust is 82 Devonshire Street, Boston, Massachusetts 02109. The address of Pyramis is 53 State Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(10)

Based on the Schedule 13G filed by Fir Tree, Inc. (“Fir Tree”) and its affiliates with the SEC on February 14, 2008, Fir Tree is the beneficial owner of 7,235,249 shares or 6.4% of the outstanding shares as a result of being the investment manager of Fir Tree Value Master Fund, L.P. and Fir Tree Capital Opportunity Master Fund, L.P. Fir Tree Value may direct the vote and disposition of 5,988,602 shares, or 5.3% of the outstanding shares. Fir Tree Capital Opportunity may direct the vote and disposition of 1,246,647 shares, or 1.1% of the outstanding shares. Fir Tree has been granted investment discretion over the shares held by Fir Tree Value and Fir Tree Capital Opportunity. The address of Fir Tree is 505 Fifth Avenue, 23rd Floor, New York, NY 10017.

(11)

Based on the Schedule 13G filed by Tudor Investment Corporation (“TIC”), Paul Tudor Jones, II, James J. Pallotta, Tudor Arbitrage Partners L.P. (“TAP”), The Tudor BVI Global Portfolio L.P. (“BVI Portfolio”), The Raptor Global Portfolio Ltd. (“Raptor Portfolio”) and The Alter Rock Fund L.P. (“Alter Rock”) with the SEC on January 28, 2008, TAP is the beneficial owner of 941,500 shares, or 0.8% of the outstanding shares, BVI Portfolio is the beneficial owner of 1,942,340 shares, or 1.7% of the outstanding shares, Raptor Portfolio is the beneficial owner of 3,666,610 shares, or 3.2% of the outstanding shares and Alter Rock is the beneficial owner of 32,258 shares, or 0.03% of the outstanding shares. Because TIC provides investment advisory services to each of BVI Portfolio, Raptor Portfolio and is the general partner of Alter Rock, TIC may be deemed to beneficially own the 5,641,208 shares, or 5.0% of the outstanding shares, owned by such entities. Because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TAP, he may be deemed to beneficially own the 6,582,708 shares, or 5.8% of the outstanding shares, owned by such entities. Because Mr. Pallotta is the portfolio manager of TIC and TAP and responsible for the investment decisions with respect to the shares owned by such entities, he may be deemed to beneficially own the 6,582,708 shares, or 5.8% of the outstanding shares, owned by such entities. The address of TIC and TAP is 1275 King Street, Greenwich, CT 06831. The address of Alter Rock and Mr. Jones is c/o Tudor Investment Corporation, 1275 King Street, Greenwich, CT 06831. The address for Mr. Pallotta is c/o Tudor Investment Corporation, 50 Rowes Wharf, 6th Floor, Boston, MA 02110. The address for BVI Portfolio and Raptor Portfolio is c/o CITCO, Kaya Flamboyan 9, P.O. Box 4774, Curacao, Netherlands Antilles.

RATIFICATION OF INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP served as independent auditors for PXP and its subsidiaries for the year ended December 31, 2007 and has acted as such since PXP’s formation in 2002 and for PXP’s former parent, Plains Resources Inc., since 1977. The audit committee of PXP’s board has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as auditors to examine the financial statements of PXP for the fiscal year ending December 31, 2008, and to perform other appropriate accounting services and is requesting ratification of such appointment by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the adverse vote will be considered as a direction to the audit committee to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2008, will be permitted to stand unless the audit committee finds other reasons for making a change. It is understood that even if the selection of PricewaterhouseCoopers LLP is ratified, the audit committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the audit committee feels that such a change would be in the best interests of PXP and its stockholders.

The ratification of PricewaterhouseCoopers LLP requires the affirmative vote of holders of a majority of the shares of PXP common stock present, in person or proxy, and voting at the annual meeting.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

	2006	2007
Audit Fees:(1)	$2,216,800	$2,639,399
Audit-Related Fees:(2)	48,254	48,290
Tax Fees:(3)	—	—
All Other Fees:(4)	11,799	21,599

Total	$2,276,853	$2,709,288

(1)	Audit Fees: Fees billed for professional services rendered by PricewaterhouseCoopers LLP for (i) the integrated audits of PXP’s annual financial statements for the years ended December 31, 2006 and 2007, (ii) the review of PXP’s quarterly financial statements, and (iii) assurance and related services, including accounting advice related to securities, asset purchase and merger transactions in 2006 and 2007.
(2)	Audit-Related Fees: Fees billed by PricewaterhouseCoopers LLP for the performance of assurance and related services related to the audits of certain partnerships involved in PXP’s oil and gas operations. One hundred percent of the total audit-related fees in 2006 and 2007 were approved by the audit committee.
(3)	Tax Fees: Fees for professional services performed by PricewaterhouseCoopers LLP related to tax compliance, tax advice and tax planning. No services were performed in 2006 or 2007.
(4)	All Other Fees: Fees for other permissible work performed by PricewaterhouseCoopers LLP that does not meet any of the above category descriptions. Fees billed by PricewaterhouseCoopers LLP in 2006 and 2007 are for an accounting research information service and for agreed-upon procedures for compensation data included in the proxy statement. Such fees were approved by the audit committee.

The PXP audit committee recommends that you vote to approve the proposal to ratify the selection of PricewaterhouseCoopers LLP as PXP’s independent auditors for the fiscal year ending December 31, 2008.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has established an audit committee, which currently consists of four Board members, Messrs. Delimitros, Buckwalter, Gerry, and Lollar. The Board of Directors has adopted a written charter for the committee, which has been annually reviewed by the Board and outlines the committee’s roles and responsibilities. A copy of the current audit committee charter is available on our website at www.pxp.com/corporate_governance.

Management of PXP has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting and financial controls. Our independent auditors are responsible for expressing an opinion on PXP’s internal controls over financial reporting and on the conformity of PXP’s audited financial statements with auditing standards generally accepted in the United States and ensuring that the financial statements fairly present PXP’s results of operations and financial position in accordance with accounting principles generally accepted in the United States. The audit committee monitors and oversees these processes. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the effectiveness of PXP’s financial reporting and controls.

The committee discussed with the independent auditors their judgments as to the quality and the effectiveness of PXP’s financial reporting and internal controls and such other matters as are required to be discussed with the committee under audit standards generally accepted in the United States. The audit committee has received and reviewed the written disclosures and the letter from its independent auditors required by Standard No. 1 of the Independence Standards Board and has discussed with the independent auditors the auditors’ independence. The committee has also considered whether the provision of services by the independent auditors for matters other than the annual audit and quarterly reviews is compatible with maintaining the auditors’ independence. In addition, the committee has discussed with the independent auditors the matters required to be discussed pursuant to SAS 114 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the year-end audited financial statements be included in PXP’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The committee also appointed PricewaterhouseCoopers LLP to audit PXP’s financial statements for 2008.

AUDIT COMMITTEE

Tom H. Delimitros, Chairman

Alan R. Buckwalter, III

Robert L. Gerry III

John H. Lollar

AUDIT COMMITTEE FINANCIAL EXPERT

Each member of the audit committee is “independent” from PXP’s management, as that term is defined in the NYSE governance rules and the applicable rules of the SEC, as determined by the Board of Directors, in its business judgment. In addition, the PXP board of directors has determined that a majority of the audit committee, including Mr. Delimitros, are “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K.

PROCEDURES FOR APPROVAL OF RELATED PERSON TRANSACTIONS

In February 2006, our board of directors adopted a written policy relating to the approval of transactions with related persons. For purposes of this policy, a related person transaction is one in which PXP was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Our policy provides for all compensation-related matters to be approved by the organization & compensation committee. All other related party transactions (i) must be reviewed and approved by the audit committee and be on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party or (ii) must be reviewed and approved by the disinterested members of our board of directors.

PRE-APPROVAL PROCEDURES

Our audit committee is responsible for the engagement of the independent auditors and for approving, in advance, all auditing services and permitted non-audit services to be provided by the independent auditors. The audit committee maintains a policy for the engagement of independent auditors that is intended to maintain the independence from PXP of the independent auditors. In adopting this policy, our audit committee considered the various services that independent auditors have historically performed or may be needed to perform in the future for PXP. Under this policy, which is subject to review and re-adoption at least annually by the audit committee:

•

the audit committee approves the performance by the independent auditors of audit-related services, subject to restrictions in certain cases, based on the audit committee’s determination that this would not be likely to impair the independence of the independent auditors from PXP;

•

PXP’s management must obtain the specific prior approval of our audit committee for each engagement of the independent auditors to perform any auditing or permitted non-audit services; provided however, that specific prior approval by the Company’s audit committee is not required for any auditing services that are within the scope of a pre-approved engagement and are consistent with other services provided by the auditor in the past; and provided further that specific prior approval is not required for permitted non-audit services that:

(i)	in the aggregate do not total more than $50,000;

(ii)	were not recognized by PXP at the time of the engagement to be non-audit services; and

(iii)	are promptly brought to the attention of the Company’s audit committee and approved by the audit committee in accordance with this policy prior to the completion of the audit.

•

the performance by the independent auditors of certain types of services (bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services, fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker or dealer, or investment adviser or investment banking services; legal services and expert services unrelated to the audit; and any other service that the applicable federal oversight regulatory authority determines, by regulation, is impermissible) is prohibited due to the likelihood that their independence would be impaired.

Any approval required under this policy must be given by our audit committee, by the chairman of the audit committee in office at the time, or by any other audit committee member to whom the audit committee has delegated that authority. PXP’s audit committee will not delegate its responsibilities to approve services performed by the independent auditors to any member of management.

The standard applied by PXP’s audit committee in determining whether to grant approval of an engagement of the independent auditors is whether the services to be performed, the compensation to be paid for such services and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission and applicable professional standards. Relevant considerations include, but are not limited to, whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PXP’s financial statements; whether the independent auditors would be functioning in the role of management or in an advocacy role; whether performance of the service by the independent auditors would enhance PXP’s ability to manage or control risk or improve audit quality; whether performance of the service by the independent auditors would increase efficiency because of their familiarity with PXP’s business, personnel, culture, systems, risk profile and other factors; and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditors in the period that is for tax and other non-audit services, would tend to reduce the ability of the independent auditors to exercise independent judgment in performing the audit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires PXP’s directors and executive officers, and persons who own more than ten percent of a registered class of PXP’s equity securities, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of PXP common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish PXP and any exchange or other system on which such securities are traded or quoted with copies of all Section 16(a) forms they filed with the SEC.

Based solely on a review of the copies of such reports furnished to PXP and written representations that no other reports were required, PXP believes that all reporting obligations of PXP’s officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2007, with two exceptions. While Forms 4 for Mr. Talbert and Mr. Wombwell to report the trading of shares for taxes upon the vesting of restricted stock units were believed to have been filed timely, due to a mistake in operating the filing software by administrative personnel, such forms were not filed. Once the error was discovered, the Forms were promptly filed.

STOCKHOLDER PROPOSALS

Our corporate secretary must receive stockholders’ proposals intended to be presented at our 2009 annual stockholders’ meeting at our principal executive office on or before November 28, 2008 to be considered for inclusion in its proxy statement and form of proxy for the meeting. Pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, as amended, if our corporate secretary receives any stockholder proposal at PXP’s principal executive office before February 11, 2009 but after November 28, 2008 that is intended to be presented at PXP’s 2009 annual meeting without inclusion in its proxy statement for the meeting, the proxies designated by PXP’s board will have discretionary authority to vote on such proposal.

COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Our organization & compensation committee, or the committee, which is composed exclusively of three independent, non-employee directors, has responsibility for determining the compensation of our Chief Executive Officer and other officers. To carry out these responsibilities, the committee evaluates:

•	the Company’s performance;

•	the Company’s performance relative to changes in the industry (i.e., performance relative to the opportunities available); and

•	each officer’s contribution to the Company’s achievements during the year.

The committee retains an independent consultant to assist it in fulfilling its responsibilities.

Compensation Philosophy

The committee bases its executive compensation policy on the same principles that guide the Company in establishing all our compensation programs. We design programs to attract, retain, and motivate highly talented individuals at all levels of the organization. We reflect in our compensation the value of the job in the marketplace as well as the value of the individual to us. To attract and retain a highly skilled work force, we must remain competitive with the pay of other employers who compete with us for talent. We base compensation on Company performance, individual performance and the level of job responsibility. As employees progress to higher levels in the organization, an increasing proportion of their pay is linked to Company performance and stockholder returns.

Objectives of Compensation Program

The basic objectives of our executive compensation program are to:

•	enable the Company to attract, motivate and retain high caliber executive officers in order to build a strong management team that will maximize returns to the Company’s stockholders;

•

emphasize “pay for performance” with a significant portion of the executive officers’ total compensation reflecting a risk aspect and return in the form of incentive compensation that is tied to the attainment of short- and long-term financial and strategic goals; and

•

align the long-term interests of the executive officers with those of the Company’s stockholders through the use of restricted stock, restricted stock units and/or stock appreciation rights, or SARs, as an element of compensation.

Our executive compensation program currently includes three major components: base salary and benefits, annual incentive compensation and long-term incentives. Each element is intended to reward and motivate executives in different ways consistent with our overall guiding principles for compensation. The portion of total compensation intended to come from each element varies with position and level of responsibility, reflecting the principles that total compensation should increase with position and responsibility, while, at the same time, making a greater percentage of an executive’s compensation tied to corporate and individual performance, and therefore at risk, as position and responsibility increases. We do not have any form of pension or retirement arrangements other than Pogo’s Employee Retirement Plan, which we assumed in connection with the Pogo acquisition, a company-wide 401(k) plan and a long-term retention and deferral plan adopted during 2005. The Pogo plan ceased acquiring benefits as of December 21, 2007 and was terminated on March 1, 2008.

Methodology

We consider various measures of Company and industry performance, including stockholder return, annual production, debt levels, reserve replacement, revenues, cash flow and costs. These data assist us in exercising judgment in establishing total compensation ranges. We do not assign these performance measures relative weights. Instead, we make a subjective determination after considering all such measures collectively.

We also compare, or benchmark, our programs with other independent exploration and production companies of comparable size and stature to us, against which we compete for management talent. This group of companies, which we refer to as our “peer group,” is periodically reviewed and updated by the committee. The companies comprising the peer group used for benchmarking 2007 compensation, other than annual incentive compensation, are:

• Chesapeake Energy Corp.	• Cimarex Energy Co.
• Denbury Resources Inc.	• EOG Resources, Inc.
• Newfield Exploration Company	• Noble Energy, Inc.
• Pioneer Natural Resources Company	• Pogo Producing Company
• XTO Energy Inc.

The committee and its independent compensation consultant both believe that when analyzing the Company’s peer group, it is appropriate for the Company to take into account not only the size of the Company today but the strategic plan for the Company in the future. The peer group analysis also takes into account the quality of management in order to evaluate the compensation required to maintain people at the same talent level. In February 2008, the board of directors modified the Company’s peer group, removing Pogo Producing Company, which the Company acquired during 2007, and adding Cabot Oil & Gas Corporation, Forest Oil Corporation, Range Resources Corporation and Ultra Petroleum Corp. The committee used this modified group of companies for benchmarking 2008 compensation as well as 2007 annual incentive compensation.

We use the peer group data primarily to ensure that the executive compensation program as a whole is within range of comparative pay of the peer group companies. We establish individual amounts in view of the comparative data and such other factors as level of responsibility, prior experience, and our judgment as to individual performance. We do not apply formulas or assign these factors specific mathematical weights; instead, we exercise judgment and discretion. The committee believes that PXP’s officers should generally be paid above market to reflect their high level of responsibility and the overall quality of the management team.

We also retain an independent compensation consultant, Longnecker & Associates, to assist us in evaluating our executive compensation programs and in setting our executive officers’ compensation. The consultant reports directly to the committee and may work with management when preparing materials for the committee. The use of an independent consultant provides additional assurance that our programs are reasonable and consistent with the Company’s objectives. Representatives of the consultant attended all of the committee meetings in 2007.

Components of Executive Compensation for 2007

Base Salaries and Benefits

Base salaries for each of our executive officers are designed to be competitive with the external market and internally equitable, taking into consideration the performance of the individual and his or her contributions to our performance. Although no specific weight is assigned to these factors, the committee generally targets base salaries between the 50th and 75th percentile of the competitive market.

The competitive market consists of the peer group outlined above, together with the companies comprising several other industry surveys, both public and private. For 2007, the committee looked at between 6-10 industry surveys, in addition to the peer group, for each of the executive officers. The number of surveys varies between officers due to the availability of data with respect to compensation for the specific position of each executive officer. The committee reviews these surveys, together with proxy information of its peer group and consults with its independent compensation consultant to determine salary levels paid within the competitive market. Also, as noted above, the committee uses these surveys and the peer group to test for reasonableness and competitiveness of base salaries. In addition to this data, the committee also exercises subjective judgment in view of our compensation objectives and the executive’s total compensation.

Benefits are also established based upon a determination of what is needed to attract and retain talent. The Company’s primary benefits for executives include participation in the Company’s employee-wide 401(k) savings plan, the Company’s health, dental and vision plans, the executive deferred compensation plan, and various insurance plans, including disability and life insurance.

The Company provides executive officers with perquisites and other personal benefits that the Company and the committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees for key positions. The committee believes these benefits and perquisites provide a more tangible incentive than an equivalent amount of cash compensation. The Company covers the costs of certain business oriented club dues and gross up payments on certain perquisites for its executive officers. In addition, it has been the Company’s policy to allow the Company’s chief executive officer to make personal use of the Company’s aircraft. Executive vice presidents are generally permitted between 15 and 30 personal flight hours per year. The committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers. However, as these benefits and perquisites represent a relatively insignificant portion of the executive officers’ total compensation, they do not materially influence the Committee’s decision in setting such officer’s total compensation.

Annual Incentive Compensation

A significant portion of each executive’s total compensation is variable and is dependent on achieving both short- and long-term financial and strategic goals. In general, performance will be judged based on attainment of annual business plan objectives and on stock price and other performance criteria relative to peer companies. Annual objectives may include oil and gas production levels, oil and gas reserve additions, achievement of income and/or cash flow targets, successful completion of major projects, long-term prospects and other items that are considered to be critical to our success. These objectives are not specifically weighted in determining whether to award annual incentive payments to executive officers because the relative importance of such objectives may change from year to year and the relative responsibilities of each executive officer in the achievement of each of the objectives may differ. Annual incentive compensation primarily consists of cash bonuses. When determining these bonuses, we believe a review of the company’s performance and accomplishments throughout the entire year is appropriate and therefore do not pay bonuses upon the completion of successful transactions. Annual cash bonuses will be based upon a “target” cash bonus for each executive. After a year-end review of the Company’s performance, the committee determines the amount of the annual incentive payment, if any, that will be awarded to an executive officer based on the committee’s subjective evaluation of factors. An annual cash bonus may be more than, less than or equal to the target cash bonus amount based upon the committee’s evaluation. The target annual cash bonus for the chief executive officer and each executive vice president is 100% of such officer’s base salary.

Long-Term Incentive and Retention Compensation

We use long-term incentives to align executive and stockholder interests by rewarding executive performance that increases stockholder value. The committee anticipates that SARs, restricted stock and/or restricted stock unit awards will typically be granted annually to executive officers and to all employees generally. We believe that SARs, restricted stock and restricted stock unit awards provide employees the opportunity to acquire and build a meaningful ownership interest in the Company and, therefore, closely align the employees’ interests with those of the stockholders. These types of rewards also provide a compensation structure that we believe is transparent and easy for stockholders to understand. Additionally, these types of awards are less dilutive than pure option awards. SARs and restricted stock units have been granted broadly and throughout the organization, and the Company intends to continue to grant awards to all of the Company’s employees.

The committee typically has used grants of restricted stock units to the executive officers to achieve these goals. The size of the award to an executive officer will generally be benchmarked between the 75th and 90th percentile of the competitive market, as defined above, although actual amounts may vary depending upon an officer’s individual performance, retention considerations or other special factors. The committee believes that the size of awards should reflect equity risk, as well as serve to ensure the long-term retention of the executive. The committee has utilized various grant and vesting schedules for awards made to executive and other officers in order to reinforce long-term motivation and retention. While grants are typically made on an annual basis with three-year ratable vesting, other arrangements have been utilized in which potential vesting and pay out occurs during periods ranging from five to 14 years.

Stock Ownership Requirements

Because the committee believes in linking the interests of management and stockholders, PXP directors are required to own shares of PXP common stock with a value equal to three times their annual retainer. All executive officers are required to own shares of PXP common stock with a value equal to three times their annual salary, or, for the chief executive officer, with a value equal to five times his annual salary.

Long-Term Retention and Deferral Arrangement

As discussed under “—Executive Compensation—Long-Term Retention and Deferral Arrangement,” the committee adopted a long-term retention and deferred compensation plan in August 2005. The plan allows the executive officers to defer awards of equity compensation and in lieu thereof, an equivalent number of restricted stock units available under stockholder-approved plans will be credited to an account for the executive. The restricted stock units will vest in accordance with the terms of the equity compensation award, but payment upon vesting will be deferred until, generally, the date selected in the deferral election, six months after termination without cause or for good reason, or death or disability. The Company is not required to make any contributions to this plan. The plan also is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. The plan is designed to serve several goals, including long-term retention, retirement benefits, tax deferral and equity motivation.

Employment Agreements and Termination and Change-in-Control Arrangements

Our chief executive officer and each of our executive vice presidents will receive benefits under their respective employment agreements in connection with a change of control, termination without cause, resignation for good reason, or disability. In addition, upon a change in control of the Company, all equity-based awards granted to these officers will become fully vested and exercisable, all performance goals will be deemed achieved at target levels, and all restricted stock units and other incentive awards will be paid out as promptly as practicable. We believe these benefits are comparable to benefits offered by the market.

In March 2008, the committee approved an amendment to the employee agreement by and between the Company and Mr. Flores. The amendment changes the term of the contract to a five year evergreen contract. Pursuant to the amendment and the Company’s stock incentive plans, if employed at such times Mr. Flores will be granted 200,000 restricted stock units annually for five years, with the first 200,000 restricted stock units granted September 30, 2015. Each annual grant of restricted stock units is subject to continued service by Mr. Flores. The first three annual grants will each vest in full in 2020, and the fourth and fifth annual grants will each vest ratably over a three-year period from the date of grant. Vesting of granted restricted stock units may occur earlier in the event of retirement, death, disability, a change in control, termination of Mr. Flores without cause or termination for good reason (each as defined in his employment agreement). The committee approved this amendment to incentivize Mr. Flores and to further align his interests with stockholders beyond his current long-term arrangement that ends in 2015.

Please read “—Employment Agreements and Change-in-Control Arrangements” for additional information, including quantification of such benefits.

Overview of 2007

In 2007, PXP closed two major acquisitions, announced two significant asset divestitures and announced major discoveries in the Gulf of Mexico. In addition, PXP refinanced a portion of its long term debt in two separate bond issuances, renegotiated its credit facility and tendered for all of Pogo’s notes.

On May 31, 2007, PXP acquired from Laramie Energy LLC all of its oil & gas and midstream properties in the Piceance Basin of Colorado covering over 60,000 net acres, over 200 producing/productive wells, over 3,000 additional potential drilling locations, and 40 miles of pipeline and gathering systems, including a 25% interest in the Collbran Valley Gathering System. PXP paid $975 million in cash, including $10 million in related acquisition costs and $65 million for net cash outflows from the effective date to the closing date, and issued 1 million shares of common stock.

On November 6, 2007, PXP acquired Pogo Producing Company. The aggregate consideration paid by PXP was approximately $3.6 billion, composed of approximately $1.5 billion in cash and approximately 40 million shares of PXP common stock.

On December 14, 2007, PXP and certain of its subsidiaries entered into definitive purchase and sale agreements with Occidental Petroleum Corporation (“Oxy”) to sell 50% of PXP’s working interests in oil and gas properties located in (i) the Permian Basin, West Texas and New Mexico, and (ii) the Piceance Basin in Colorado for approximately $1.55 billion in cash. In addition, PXP entered into a definitive purchase and sale agreement with XTO Energy Inc. to sell PXP’s interests in oil and gas properties located in the San Juan Basin in New Mexico and in the Barnett Shale in Texas for $180 million in cash and XTO’s 50% working interest in the Big Mac prospect.

In addition, three significant discoveries were announced during 2007 in the Flatrock area of South Marsh Island Block 212, and the Vicksburg discovery well, located on De Soto Canyon Block 353, was announced in January 2008.

2007 Compensation of the Chief Executive Officer

Mr. Flores accepted an appointment as our Chairman of the Board and Chief Executive Officer in September 2002, and in 2004 accepted the additional role of President. In 2007, Mr. Flores’ base salary was $1,000,000. Effective March 1, 2008, Mr. Flores’ base salary is $1,200,000. In accordance with the Company’s compensation philosophy, it is the committee’s intent to provide Mr. Flores with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors.

Mr. Flores was granted a cash bonus of $1,200,000 for the fiscal year 2007 based upon both Company and individual performance. 2007 was an outstanding year for transactions and discoveries. In addition, stockholders realized a 14% total return in 2007 following a 20% total return in 2006. While a very successful year, weighing these factors, the annual incentive compensation granted by the committee was lower for 2007 than it was in 2006, primarily due to lower stockholder return in 2007. The committee also approved an annual long-term incentive grant of 150,000 restricted stock units to Mr. Flores in February of 2007, which will vest over three years in one-third increments beginning March 31, 2008. For purposes of this analysis, total stockholder return is calculated as a percentage increase or decrease based on the closing price of PXP’s stock on December 31 of the prior year compared to the closing price of PXP’s stock on December 31 of the current year.

In establishing Mr. Flores’ compensation for 2007, we applied the principles outlined above in the same manner as they were applied to the other named executives. In addition, consistent with our annual process, we assessed Mr. Flores’ 2006 performance when setting 2007 compensation. We considered the Company’s and Mr. Flores’ accomplishments and our own subjective assessment of his performance, including certain intangible attributes. Our executive management team has an average of over 20 years of experience in the oil and gas industry. This type of experience has enabled our executives to form meaningful relationships within the industry, which has in turn proven invaluable to the Company when negotiating transactions and searching for opportunistic business ventures. We compared Company performance with that of the peer group companies, including total stockholder return, revenues, reserves and debt levels together with the successfulness of transactions and economic value added. We did not assign these performance measures relative weights but rather made a subjective determination after considering the data collectively.

2007 Compensation of Named Executive Officers Other Than the Chief Executive Officer

Executive compensation in 2007 was tied to Company and individual performance, and was paid in accordance with the three elements of executive compensation, namely base salary and benefits, annual incentive compensation and long-term incentives. The chief executive officer presents to the committee his assessment of executives, their accomplishments, and individual and corporate performance.

Effective March 1, 2008, the committee increased the base salaries of our executive vice presidents to $650,000. This increase is consistent with our philosophy of compensating all executive vice presidents consistently and based on market conditions.

For 2007, the committee awarded cash bonuses to each of Messrs. Wombwell, Bourgeois and Talbert in the amount of $650,000. The committee based these bonuses on the increasing contributions of the executives and the success of PXP in 2007. As noted above, however, the annual incentive compensation granted by the committee was lower for 2007 compared to 2006, primarily due to a lower stockholder return in 2007.

In February 2007, the committee authorized a restricted stock unit grant of 75,000 shares for each executive officer. Each of these grants vest in one-third increments over three years beginning March 31, 2008. These grants are intended to further retain and motivate our executive vice presidents.

Tax Considerations

Deductibility Cap on Executive Compensation

Under U.S. federal income tax law, we cannot take a tax deduction for certain compensation paid in excess of $1 million to our executive officers. However, performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, the committee has not adopted a policy that all compensation must be deductible. The committee does review the deductibility of the various forms of executive compensation utilized. We make payments that are not fully deductible because we believe that such payments are necessary to achieve our compensation objectives and to protect stockholder interests.

Section 409A

During 2007, the committee continued to monitor the regulatory developments under Code Section 409A, which was enacted as part of the American Jobs Creation Act of 2004. Section 409A imposes additional limitations on non-qualified deferred compensation plans and subjects those plans to additional conditions. If necessary, we intend to further amend our compensation plans in order to ensure their full compliance with the Act prior to December 31, 2008, the expiration of the transition period.

Gross-Ups

Under their respective employment agreements, if benefits to which the executive officers become entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then the executives will be entitled to an additional payment from the Company in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Internal Revenue Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment). In addition, the Company pays the executive officers on an annual basis an amount sufficient to pay, on an after-tax basis, the federal, state and local income taxes on imputed income resulting from personal aircraft flights.

Equity Award Grant Practices

The committee meets in February of every year and determines bonuses as well as annual grants of equity awards for the officers and other employees of the Company. In addition, the committee has delegated authority to Mr. Flores to grant up to 100,000 SARs and/or restricted stock units to non-executive employees. These awards are typically granted to newly hired employees. Our policy is to set the exercise price of a SAR, option or similar award as the closing price of a share of PXP common stock on the day the grant is made for both the annual grants in February and for awards made to new employees. The committee has not and does not time the grant of awards in coordination with the release of material non-public information. Similarly, we have not timed, nor do we plan to time, the release of material non-public information for the purpose of affecting the value of executive compensation.

Total Compensation Review

The committee has reviewed all components of Mr. Flores’ and the other named executive officers’ compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized SAR and restricted stock gains, the dollar value to the executive and cost to us of all perquisites and other personal benefits, and the actual projected payout obligations under several potential severance and change-in- control scenarios. A tally sheet setting forth all the above components was prepared affixing dollar amounts under the various payout scenarios. The committee analyzed and discussed all of the components of Mr. Flores’ and the other named executive officers’ total compensation. The committee also reviewed the issue of internal pay equity between the compensation of other Company officers compared to the compensation of the executive officers. Based on this review, the committee determined that these elements of compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) to be appropriate in the aggregate. In addition, the committee has determined that the executive compensation policies and plans provide the necessary program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short-and long-term.

Organization & Compensation Committee Report

The organization & compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the organization & compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

ORGANIZATION & COMPENSATION

COMMITTEE

John H. Lollar, Chairman

Jerry L. Dees

Tom H. Delimitros

Executive Compensation

Summary Compensation Table

The following table shows compensation information for the fiscal year ended December 31, 2007 and 2006, for our principal executive officer (PEO), and our three executive vice presidents, including our principal financial officer (PFO). We refer to these persons as “named executive officers.”

The Company has entered into employment agreements with Messrs. Flores, Wombwell, Bourgeois and Talbert. Please read “—Employment Agreements and Change-in-Control Arrangements” for a description of the material terms of these employment agreements.

Based on the salary, bonus, and fair value of equity awards granted to named executive officers in 2007, salary and bonus accounted for approximately 16.5% of their total compensation while equity compensation accounted for approximately 80.0% of their total compensation, with the remaining 2.7% being attributable to all other compensation. Because the value of certain equity awards included below is based on the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“FAS 123(R)”) value rather than the fair value, these percentages may not be able to be derived using the amounts reflected in the table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)		Option Awards(2) ($)	All Other Compensation(3) ($)		Total ($)
James C. Flores	2007	966,667	1,200,000	17,179,844	(4)	6,090,000	657,073	(5)	26,093,584
Chairman of the Board, President and Chief Executive Officer	2006	800,000	2,000,000	15,495,289	(6)	8,146,649	850,939		27,292,877

Doss R. Bourgeois(7)	2007	500,000	650,000	3,007,794	(8)	—	102,164	(5)	4,259,958
Executive Vice President— Exploration & Production	2006	403,125	1,000,000	872,904	(9)	—	54,344		2,330,373

Winston M. Talbert(10)	2007	500,000	650,000	2,732,632	(11)	—	55,545	(5)	3,938,177
Executive Vice President and Chief Financial Officer	2006	358,333	1,000,000	621,469	(12)	—	32,681		2,012,483

John F. Wombwell	2007	500,000	650,000	4,247,179	(13)	—	103,084	(5)	5,500,263
Executive Vice President, General Counsel and Secretary	2006	483,333	1,000,000	3,502,787	(14)	323,954	134,164		5,444,238

(1)	The amounts included in the Stock Awards column are the amounts of compensation cost recognized by the Company in the relevant year, as described in FAS 123(R). For a discussion of valuation assumptions, see Note 7 to the Company’s 2007 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2007. Most of these grants were issued prior to the reported period.
(2)	There were no option awards granted to named executive officers in fiscal 2007 or 2006. The amounts included in the Option Awards column are the amounts of compensation cost recognized by the Company in the relevant year related to SAR awards granted in prior fiscal years, as described in FAS 123(R). For a discussion of valuation assumptions, see Note 7 to the Company’s 2007 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2007.
(3)

Unless otherwise specified, the amounts in this column consist of PXP’s matching contributions to its 401(k) plan and the portion of the company-wide group term life insurance premiums allocable to these named executive officers. In addition, the value of certain other benefits received by the named executive officer are also included. These benefits include company-required physicals, club dues, personal use of the Company aircraft and gross up payments equal to the taxes payable on cell phone and blackberry usage as well as on certain perquisites. In addition, the executives may receive information technology services, which do not result in an aggregate incremental cost to the Company. We have included the payment of country club dues on behalf of Messrs. Flores, Wombwell, Bourgeois and Talbert. These club memberships are utilized primarily for business use. The entire amount has been included, although we believe that only a portion of this cost represents a perquisite. In addition, we have included the cost of company-required annual physicals in 2006 for each of Messrs. Flores, Wombwell, Bourgeois and Talbert. The Company owns and operates airplanes to facilitate business travel of employees in as safe a manner as possible and with the best use of time. Our executive officers are permitted certain use of the airplane for personal reasons in accordance with Company policy. The executive officers receive imputed income at the Standard Industry Fare Level, which is the value ascribed for such travel for federal income tax purposes, for all personal use of Company airplanes that is not reimbursed. The dollar value included in the table above represents the incremental cost to the Company for personal airplane use. The incremental cost to the Company for such use was calculated as follows: expenses due to maintenance; expenses for fuel; crew travel expenses; parking, ramp and landing fees; airport taxes and similar fees directly related to the flight; and in-flight food and beverage. We do not include fixed costs that do not change based on usage, such as management fees, the purchase cost of the aircraft and hangar fees.

(4)	Of the $17,179,844 of compensation cost recognized by the Company in fiscal 2007, (i) $2,155,388 is attributable to restricted stock units granted prior to 2007, (ii) $2,029,378 is attributable to restricted stock units granted in 2007, and (iii) $12,995,078 is attributable to the restricted stock units payable under the executive’s long-term retention and deferral agreement and to be granted over a period of years. Vesting of the units under the long-term retention and deferral agreement begins five years after the date of the initial grant and payment of the shares of common stock underlying these restricted stock units is generally deferred until September 30, 2015 under the terms of the long-term retention and deferral agreement. Please read “—Long-Term Retention and Deferral Arrangement” for additional information.
(5)	Includes (i) aircraft usage of $475,479, $33,781, $19,304 and $54,101 for Messrs. Flores, Bourgeois, Talbert and Wombwell, respectively, which represents the incremental cost to PXP for the executives’ personal use of PXP’s aircraft, (ii) tax gross-ups of $136,705, $10,101, $16,566 and $21,425, respectively, with respect to such use and (iii) tax gross-ups of $103 for each executive with respect to cell phone and blackberry usage. In addition, for Mr. Bourgeois, includes relocation expenses of $23,363 and a related tax gross-up of $9,666.
(6)	Of the $15,495,289 of compensation cost recognized by the Company in fiscal 2006, (i) $1,211,600 is attributable to restricted stock units granted prior to 2006, (ii) $1,500,502 is attributable to restricted stock units granted in 2006, and (iii) $12,783,187 is attributable to the restricted stock units payable under the executive’s long-term retention and deferral agreement and to be granted over a period of years. Vesting of the units under the long-term retention and deferral agreement begins five years after the date of the initial grant and payment of the shares of common stock underlying these restricted stock units is generally deferred until September 30, 2015 under the terms of the long-term retention and deferral agreement. Please read “—Long-Term Retention and Deferral Arrangement” for additional information.
(7)	Mr. Bourgeois’ promotion to Executive Vice President—Exploration & Production was effective on June 26, 2006.
(8)	Of the $3,007,794 of compensation cost recognized by the Company in fiscal 2007, (i) $1,993,105 is attributable to restricted stock units granted prior to 2007 and (ii) $1,014,689 is attributable to restricted stock units granted in 2007.
(9)	Of the $872,904 of compensation cost recognized by the Company in fiscal 2006, (i) $202,685 is attributable to restricted stock units granted prior to 2006 and (ii) $670,219 is attributable to restricted stock units granted in 2006.
(10)	Mr. Talbert’s promotion to Executive Vice President and Chief Financial Officer was effective on June 22, 2006.

(11)	Of the $2,732,632 of compensation cost recognized by the Company in fiscal 2007, (i) $1,717,943 is attributable to restricted stock units granted prior to 2007 and (ii) $1,014,689 is attributable to restricted stock units granted in 2007.
(12)	Of the $621,469 of compensation cost recognized by the Company in fiscal 2006, (i) $185,235 is attributable to restricted stock units granted prior to 2006 and (ii) $436,234 is attributable to restricted stock units granted in 2006.
(13)	Of the $4,247,179 of compensation cost recognized by the Company in fiscal 2007, (i) $1,077,691 is attributable to restricted stock units granted prior to 2007, (ii) $1,014,689 is attributable to restricted stock units granted in 2007, and (iii) $2,154,799 is attributable to the restricted stock units payable under the executive’s long-term retention and deferral agreement and to be granted over a period of years. Vesting of the units under the long-term retention and deferral agreement begins five years after the date of the initial grant and payment of the shares of common stock underlying these restricted stock units is generally deferred until September 30, 2015 under the terms of the long-term retention and deferral agreement. Please read “—Long-Term Retention and Deferral Arrangement” for additional information.
(14)	Of the $3,502,787 of compensation cost recognized by the Company in fiscal 2006, (i) $631,995 is attributable to restricted stock units granted prior to 2006, (ii) $750,251 is attributable to restricted stock units granted in 2006 and (iii) $2,120,541 is attributable to the restricted stock units payable under the executive’s long-term retention and deferral agreement and to be granted over a period of years. Vesting of the units under the long-term retention and deferral agreement begins five years after the date of the initial grant and payment of the shares of common stock underlying these restricted stock units is generally deferred until September 30, 2015 under the terms of the long-term retention and deferral agreement. Please read “—Long-Term Retention and Deferral Arrangement” for additional information.

Grants of Plan-Based Awards in 2007

The following table sets forth specific information with respect to each equity grant made under any Company plan to a named executive officer in 2007.

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		Grant Date Fair Value of Stock and Option Awards ($)
James C. Flores	2/15/07		150,000	(2)	7,236,000
	8/3/05	(3)	200,000		8,080,000

Doss R. Bourgeois	2/15/07		75,000		3,618,000

Winston M. Talbert	2/15/07		75,000		3,618,000

John F. Wombwell	2/15/07		75,000		3,618,000
	8/3/05	(3)	33,000		1,333,200

(1)	Represents shares underlying awards of restricted stock units, all of which were granted under the Company’s 2004 Stock Incentive Plan, except for the 150,000 shares granted to Mr. Flores on February 15, 2007, which were granted under the Company’s 2002 Stock Incentive Plan.
(2)	The restricted stock units vest in one-third increments over the next three years, but Mr. Flores has generally deferred payment until January 1, 2016.
(3)	Under GAAP, the grant date is August 3, 2005. However, as discussed below under “—Long-Term Retention and Deferral Arrangement,” these awards will be disclosed in the Grants of Plan-Based Awards table in the year in which they are credited to the executive’s account. This award was credited to the executive’s account on September 30, 2007. In addition, payment of the shares of common stock underlying these restricted stock units is generally deferred until September 30, 2015 under the terms of the executive’s long-term retention and deferral agreement.

Terms of Restricted Stock Units

Generally, all restricted stock units vest over three equal annual installments beginning the first anniversary of the last day of the quarter in which the grant was made. If declared, dividends would accrue on all restricted stock units but would not be payable until the restricted stock unit has vested. The restricted stock units granted to Messrs. Flores and Wombwell on September 30, 2007 (with a grant date of August 3, 2005 in the Grants of Plan Based Awards table above), are pursuant to each officer’s long-term retention and deferral agreement. The awards granted under these agreements have varying vesting and payment dates. Please read “—Long-Term Retention and Deferral Arrangement” for additional information about those grants.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth specific information with respect to unexercised options, unvested stock and equity incentive plan awards for each named executive officer outstanding as of December 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James. C. Flores	1,000,000	—	—	$9.08	5/8/11	869,999	(2)	46,979,946	—	—
Doss R. Bourgeois	—	—	—	—	—	325,666	(3)	17,585,964	—	—
Winston M. Talbert	—	—	—	—	—	293,333	(4)	15,839,982	—	—
John F. Wombwell	—	—	—	—	—	333,999	(5)	18,035,946	—	—

(1)	The amounts represent the closing price of a share of PXP common stock on December 31, 2007, or $54.00, multiplied by the number of restricted stock units that have not vested.
(2)	Of the 869,999 restricted stock units, 126,666 will vest on March 31, 2008, 93,333 will vest on March 31, 2009, 50,000 will vest on March 31, 2010, 200,000 will vest on September 30, 2010, 200,000 will vest on September 30, 2011 and 200,000 will vest on September 30, 2012.
(3)	Of the 325,666 restricted stock units, 38,333 will vest on March 31, 2008, 4,000 will vest on June 2, 2008, 33,333 will vest on March 31, 2009, 25,000 will vest on March 31, 2010, 25,000 will vest on March 31, 2011, 100,000 will vest on December 31, 2009 and 100,000 will vest only upon a change in control.
(4)	Of the 293,333 restricted stock units, 36,667 will vest on March 31, 2008, 31,666 will vest on March 31, 2009, 25,000 will vest on March 31, 2010, 100,000 will vest on December 31, 2009 and 100,000 will vest only upon a change in control.
(5)	Of the 333,999 restricted stock units, 63,333 will vest on March 31, 2008, 46,666 will vest on March 31, 2009, 25,000 will vest on March 31, 2010, 33,000 will vest on September 30, 2010, 33,000 will vest on September 30, 2011, 33,000 will vest on September 30, 2012 and 100,000 will vest only upon a change in control.

Option Exercises and Stock Vested in 2007

The following table sets forth specific information with respect to each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2007 for each named executive officer on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
James. C. Flores	—	—	100,000	(1)	$4,589,132
Doss R. Bourgeois	—	—	20,667		$975,121
Winston M. Talbert	—	—	15,000		$687,832
John F. Wombwell	—	—	50,000		$2,294,565

(1)	Of these 100,000 shares, 43,334 are restricted stock units, the receipt of which is deferred until December 31, 2015.

Nonqualified Deferred Compensation

The following table sets forth specific information with respect to the Company’s non-tax qualified deferred compensation plan for each named executive officer. Pursuant to the long-term retention and deferral agreement described below under “—Long-Term Retention and Deferral Arrangement”, PXP previously granted and will grant each of Messrs. Flores and Wombwell restricted stock units annually. These restricted stock units are credited to an account for the executive, which vests over time. The vesting begins five years after the date of the initial grant and payment of the shares of common stock underlying such awards is generally deferred until September 30, 2015. Each of these awards has been included in the Grants of Plan-Based Awards table above for 2007, or in the Summary Compensation Table for prior years, as the case may be.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(2) ($)
		Vested ($)	Unvested ($)			Vested ($)	Unvested ($)
James C. Flores	—	—	16,080,000	—		2,340,036	45,179,964
John F. Wombwell	—	—	1,459,260	—		—	5,346,000

(1)	The amount represents the closing price of a share of PXP common stock on the effective date of the credit of deferred restricted stock units to the executive’s account. Each of these awards has been included in the Grants of Plan-Based Awards table above.
(2)	The amount represents the closing price of a share of PXP common stock on December 31, 2007, or $54.00, multiplied by the number of restricted stock units credited to each executive’s account. Each of these awards has been included in the Grants of Plan-Based Awards table above for 2007 or in the Summary Compensation Table for prior years, as the case may be.

Long-Term Retention and Deferral Arrangement

The organization & compensation committee of the board, with input from an independent compensation consulting firm, approved a long-term retention and deferred compensation plan effective August 3, 2005, in order to retain, motivate and fund retirement for, the executive officers. Due to the requirements of Section 409A of the Code, the committee amended and restated the plan in October 2007.

The amended and restated long-term retention and deferred compensation plan provides for the deferral of awards of equity compensation received by our executive officers for service to PXP and in lieu thereof, an equivalent number of restricted stock units will be credited to an account for the executive. The restricted stock units will vest in accordance with the terms of the equity compensation award, but payment upon vesting will be deferred until the earlier of (i) ten years from the date the deferral election is made, (ii) six months after the date of the executive’s separation from service, (iii) death or disability, or (iv) the occurrence of an unforeseeable emergency (as defined in the Internal Revenue Code). Voluntary additional deferrals may also provide for payment on a date or dates chosen by the executive officer (subject to the provisions of 409A of the Internal Revenue Code). The plan is designed to fund retirement and long-term retention, with payout generally not before ten years. Amounts contributed by PXP to this plan are shown in the All Other Stock Awards: Number of Shares of Stock or Units column of the Grants of Plan-Based Awards table for the year in which the equity compensation is credited to the executive’s account and are quantified and shown in the Registrant Contribution in last FY column in the Nonqualified Deferred Compensation table above for the year in which the equity compensation is credited to the executive’s account.

In August 2005, our organization & compensation committee approved a long-term retention and deferral agreement with Mr. Flores and each of the other executive officers under this plan. Messrs. Flores and Wombwell are currently the only executives party to these agreements. Pursuant to the agreement with Mr. Flores, 200,000 restricted stock units will be credited to an account for Mr. Flores annually for ten years, with the first 200,000 units credited as of September 30, 2005. Each annual credit of restricted stock units is subject to continued service by Mr. Flores. The first five annual credits will each vest in full in five years from the date of such annual credit, and the sixth, seventh, eighth, ninth and tenth annual credits will each vest in full on September 30, 2015. Vesting of all credited restricted stock units, as well as any annual credits not yet made, may occur earlier in the event Mr. Flores’ employment is terminated (i) by PXP without cause, by Mr. Flores’ death or disability, by Mr. Flores for good reason (each as defined in Mr. Flores’ employment agreement) or (ii) upon a change of control (as defined in the 2004 Incentive Plan). Payment of vested restricted stock units will be deferred until September 30, 2015, or may occur earlier upon (i) Mr. Flores’ death or disability, (ii) Mr. Flores’ termination without cause or for good reason (each as defined in his employment agreement), or (iii) the occurrence of an unforeseeable emergency (within the meaning of Section 409A of the Internal Revenue Code). The number of restricted stock units to be credited to Mr. Flores’ account annually will increase to 300,000 effective upon the date that PXP common stock closes at or above $75.84 per share on any ten out of twenty consecutive trading days (the “performance target”).

The long-term retention and deferral agreement with Mr. Wombwell provides that 33,000 restricted stock units will be credited to an account for Mr. Wombwell annually for three years, with the first 33,000 units credited as of September 30, 2005 (the “first award”). Each annual credit of restricted stock units is subject to continued service by Mr. Wombwell. Each annual credit will vest in full in five years from the date of that annual credit. The number of restricted stock units to be credited to Mr. Wombwell’s account annually will increase to 50,000 effective upon the performance target being achieved. If Mr. Wombwell is still employed by PXP one year following the third annual credit date, an additional credit of 33,000 restricted stock units (or 50,000 if the performance target has been achieved) will be made in each of the following three years (the “second award”); if Mr. Wombwell is still employed with PXP one year following the sixth annual credit date, an additional credit of 33,000 restricted stock units (or 50,000 if the performance target has been achieved) will be made in each of the following three years (the “third award”); and if Mr. Wombwell is still employed with PXP one year following the ninth annual credit date, an additional credit of 33,000 restricted stock units (or 50,000 if the performance target has been achieved) will be made in the following year (the “fourth award” and, together with the first, second and third awards, the “awards” and each individually, an “award”). The restricted stock units credited to Mr. Wombwell’s account on each of the fourth, fifth and sixth annual credit dates will vest in full in five years from the date of such annual credit. The seventh, eighth, ninth and tenth annual credits of restricted stock units will each vest in full on September 30, 2015. Vesting of all credited restricted stock units, as well as any of the ten annual credits not yet made, may occur following a change of control (as defined in the 2004 Incentive Plan). Vesting of all credited restricted stock units, as well as annual credits not yet made pursuant to the current award, will occur upon Mr. Wombwell’s death, disability, or termination without cause or for good reason (each as defined in Mr. Wombwell’s employment agreement). Payment of vested restricted stock units will be deferred until September 30, 2015 or may occur earlier upon (i) Mr. Wombwell’s death or disability, (ii) Mr. Wombwell’s termination without cause or for good reason (each as defined in Mr. Wombwell’s employment agreement), (iii) a change of control (as defined in the 2004 Incentive Plan) in which Mr. Flores is not CEO of PXP and Mr. Wombwell does not report directly to Mr. Flores, or (iv) the occurrence of an unforeseeable emergency (within the meaning of Section 409A of the Internal Revenue Code).

Following a change of control as defined in the 2004 Incentive Plan, all credited restricted stock units will vest in full, and any credits of restricted stock units not yet made pursuant to the retention agreement will be immediately credited to the executive and will be fully vested. The payment of stock underlying those RSUs will generally be deferred until September 30, 2015.

Under GAAP, amounts contributed by PXP pursuant to these long-term retention and deferral agreements all have a grant date of August 3, 2005. Accordingly, the compensation expense set forth under the Stock Awards column in the Summary Compensation Table take into account all of these grants. In addition, the amounts contributed by PXP pursuant to these long-term retention and deferral agreements are quantified and shown in the Grants of Plan-Based Awards table and the Registrant Contribution in last FY column in the Nonqualified Deferred Compensation table for the year in which the equity compensation award is actually credited to the executive’s account. The awards that PXP may be contractually obligated to pay to each executive in subsequent years are not reflected in any of the executive compensation tables other than the Summary Compensation Table. Those amounts are, however, quantified below in the discussion relating to “—Employment Agreements and Change-in-Control Arrangements.”

Employment Agreements and Change-in-Control Arrangements

The following is a description of the employment agreements and change-in-control arrangements with respect to each named executive officer. The tables included below reflect the amount of compensation to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon termination without cause, termination due to death or disability, termination for good reason and various change-in-control scenarios is shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

James C. Flores

Effective as of June 9, 2004, PXP entered into an employment agreement with Mr. Flores. The agreement was amended on March 12, 2008, to change the term of the agreement, among other things, to a five year evergreen contract. The initial term of the agreement extends for five years through March 12, 2013 and will be automatically renewed and extended for a period of 5 years commencing on March 13, 2008 and on each successive day thereafter.

Effective March 1, 2008, Mr. Flores is entitled to a base salary of $1,200,000 and is eligible for a bonus, with a target of $1,200,000. Under his employment agreement, Mr. Flores is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits and perquisites PXP provides to other senior executives, and PXP reimburses him for monthly club fees and one club initiation fee. Mr. Flores is also entitled to personal use of the Company’s aircraft in accordance with PXP’s policy for such use by senior executives.

Mr. Flores’ employment agreement provides that if his employment is terminated by PXP without cause, by Mr. Flores’ death or disability, or by Mr. Flores for good reason, PXP will pay him a lump sum amount equal to three times the sum of his base salary and target annual bonus. Also, Mr. Flores and his dependents will be entitled to continued health insurance benefits for a period of three years after the date of termination, subject to mitigation if he becomes entitled to health benefits under another plan, and Mr. Flores will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of Mr. Flores’ equity-based awards will become immediately exercisable and payable in full.

Under his employment agreement, if benefits to which Mr. Flores becomes entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then Mr. Flores will be entitled to an additional payment from PXP in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Internal Revenue Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

In March 2008, the organization & compensation committee approved an amendment to Mr. Flores’ employee agreement. The amendment changed the term of the contract to a five year evergreen contract. Pursuant to the amendment and the company’s stock incentive plans, if employed at such times Mr. Flores will be granted 200,000 restricted stock units annually for five years, with the first 200,000 restricted stock units granted September 30, 2015. Each annual grant of restricted stock units is subject to continued service by Mr. Flores. The first three annual grants will each vest in full in 2020, and the fourth and fifth annual grants will each vest ratably over a three-year period from the date of grant. Vesting of such granted restricted stock units may occur earlier in the event of retirement, death, disability, a change in control, termination of Mr. Flores without cause or termination for good reason (each as defined in his employment agreement). The committee approved this amendment to incentivize Mr. Flores and to further align his interests with stockholders beyond his current long-term arrangement that ends in 2015.

Under Mr. Flores’ long-term retention and deferral agreement approved in August 2005 and further described above under “—Long-Term Retention and Deferral Arrangement”, (i) if Mr. Flores’ employment is terminated by PXP without cause, by Mr. Flores’ death or disability, or by Mr. Flores for good reason (each as defined in his employment agreement) or (ii) upon a change of control (as defined in the 2004 Incentive Plan), all credited restricted stock units will vest in full, and any credits of restricted stock units not yet made pursuant to the retention agreement will be immediately credited to Mr. Flores and will be fully vested.

The following table sets forth the estimated payments and benefits that would be provided to Mr. Flores if his employment had been terminated on December 31, 2007, by

•	the Company without cause,

•	Mr. Flores’ death or disability, or

•	Mr. Flores for good reason.

Cash Benefits(1) ($)	Health Insurance Benefits(2) ($)	Gross-Up ($)	Equity Awards(3) ($)	Total ($)
6,000,000	62,126	30,117	160,379,946	166,472,189

(1)	In 2007, Mr. Flores was entitled to a base salary of $1,000,000 with a target bonus of 100% of his salary.
(2)	This amount represents 12 months of health insurance benefits at the current 2008 rate, plus the estimated cost of the remaining 24 months of health insurance benefits. For such estimate, we have assumed an annual increase of (i) 11.1% for the health benefits and (ii) 5.91% for the dental benefits, for each of 2009 and 2010, based on historical increases for the health benefit plan currently elected by the executive.
(3)

The amount includes (i) $46,979,946, which represents the closing price of a share of PXP common stock on December 31, 2007, or $54.00, multiplied by 869,999 restricted stock units that would be vested automatically and (ii) $113,400,000, which represents the closing price of a share of PXP common stock on December 31, 2007, or $54.00, multiplied by 2,100,000 restricted stock units that would be granted and vested automatically pursuant to Mr. Flores’ long-term retention and deferral agreement. Please read

“—Long-Term Retention and Deferral Arrangement” for additional information. The restricted stock units referred to in clause (i) have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.

Each of the (i) cash benefits, (ii) six months of health insurance benefits, (iii) gross-up payments and (iv) shares of stock set forth in the table above would be placed into a rabbi trust for Mr. Flores and paid to him six months following his separation from service, in accordance with Section 409A of the Internal Revenue Code. The remainder of his health insurance benefits would be paid by the Company on behalf of Mr. Flores on a monthly basis.

In connection with a Change of Control (as defined below), Mr. Flores will be entitled to the cash benefits, health insurance benefits and the gross-up set forth in the table above if:

•

PXP fails to obtain from the successor company a satisfactory agreement to assume and perform Mr. Flores’ employment agreement and Mr. Flores resigns within a one-year period immediately following the Change of Control, or

•	if Mr. Flores terminates his employment with the Company or any successor who has assumed his employment agreement.

In addition, if there is a simultaneous Change of Control and termination of employment of Mr. Flores, he would be entitled to the equity awards set forth in the table above as well as a payment in the amount of $61,876,257 for excise taxes and the related gross-up. If there is a Change of Control of the Company and the successor company agrees to assume and perform Mr. Flores’ employment agreement and Mr. Flores does not terminate his employment with such successor, then Mr. Flores would not be entitled to the cash benefits, health insurance benefits or gross-up set forth in the table above. However, 2,269,999 restricted stock units would automatically vest and Mr. Flores would receive a payment in the amount of $34,610,392 for excise taxes and the related gross-up. Based on the closing price of a share of PXP common stock on December 31, 2007, or $54.00, the 2,269,999 restricted stock units are worth $122,579,946.

If Mr. Flores is terminated for cause, the Company will have no obligations to Mr. Flores other than reimbursement of expenses incurred prior to such termination. If Mr. Flores resigns (other than for good reason), then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and the terms of any outstanding equity grants, for salary accrued but unpaid through the date of resignation and reimbursement of expense incurred prior to such date. In either case, no further credits would be made to Mr. Flores under his long-term retention and deferral agreement and any unvested restricted stock units would automatically be forfeited.

For two years following the termination of employment, Mr. Flores agrees not to disclose any confidential information obtained by him while in the employ of the Company with respect to the Company’s business. In addition, Mr. Flores has agreed that during the term of his employment agreement and for one year thereafter, he generally will not (i) engage in any business in North America that is substantially identical to the business of PXP or (ii) hire any employee, consultant or director of PXP or encourage any such person to leave his or her job with PXP or induce any client of PXP to terminate its business relationship with the Company. However, in the event that Mr. Flores is terminated without cause or if he resigns for good reason, then Mr. Flores will have no further obligations to the Company with respect to the non-compete provisions described in clause (i).

Doss R. Bourgeois, Winston M. Talbert and John F. Wombwell

PXP entered into an employment agreement with Mr. Wombwell on June 9, 2004. On November 8, 2006, PXP entered into employment agreements with Messrs. Talbert and Bourgeois. Each of Messrs. Bourgeois, Talbert and Wombwell are referred to as an “executive” for purposes of this discussion.

The agreement with Mr. Wombwell has an initial term of five years and the agreements with Messrs. Talbert and Bourgeois each have an initial term of three years, although any of the agreements may be terminated earlier under certain circumstances. The term of the agreement with Mr. Wombwell and Messrs. Talbert and Bourgeois will be automatically renewed and extended for a period of 24 months commencing on the third anniversary and the annual anniversary, respectively, of the effective date and on each successive day thereafter.

Effective March 1, 2008, Messrs. Bourgeois, Talbert and Wombwell are each entitled to a base salary of $650,000 and are eligible for a bonus, with a target of $650,000. Under each executive’s employment agreement, the executive is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits and perquisites PXP provides to other senior executives, and PXP reimburses him for monthly club fees and one club initiation fee. In addition, if benefits to which the executive becomes entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then the executive will be entitled to an additional payment from PXP in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Internal Revenue Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

Pursuant to the provisions of the employment agreements, if the executive’s employment is terminated by PXP without cause or because of disability, PXP will pay him a lump sum amount equal to one times the sum of his base salary and target annual bonus. Also, the executive and his dependents will be entitled to health insurance benefits for up to one year after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and the executive will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of the executive’s equity-based awards (with certain limited exceptions) will become immediately exercisable and payable in full.

The following table sets forth the estimated payments and benefits that would be provided to each executive if such officer’s employment had been terminated on December 31, 2007, by the Company without cause or due to disability.

Name	Cash Benefits(1) ($)	Health Insurance Benefits(2) ($)	Gross-Up ($)	Equity Awards				Total
				Without Cause ($)		Disability ($)		Without Cause ($)	Disability ($)
Doss R. Bourgeois	1,000,000	18,664	9,048	6,785,964	(3)	12,185,964	(4)	7,813,676	13,213,676
Winston M. Talbert	1,000,000	21,660	10,500	5,039,982	(5)	10,439,982	(6)	6,072,142	11,472,142
John F. Wombwell	1,000,000	21,660	10,500	12,635,946	(7)	12,635,946	(8)	13,668,106	13,668,106

(1)	In 2007, each of Messrs. Bourgeois, Talbert and Wombwell were entitled to a base salary of $500,000 with a target bonus of 100% of such salary.
(2)	The amount represents 12 months of health insurance benefits at the current 2008 rate.
(3)	The amount represents the closing price of a share of PXP common stock on December 31, 2007, or $54.00, multiplied by 125,666 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(4)	The amount represents the closing price of a share of PXP common stock on December 31, 2007, or $54.00, multiplied by 225,666 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(5)	The amount represents the closing price of a share of PXP common stock on December 31, 2007, or $54.00, multiplied by 93,333 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(6)	The amount represents the closing price of a share of PXP common stock on December 31, 2007, or $54.00, multiplied by 193,333 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(7)	The amount represents the closing price of a share of PXP common stock on December 31, 2007, or $54.00, multiplied by 233,999 restricted stock units that would be vested automatically. The 233,999 restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.

(8)	The amount represents the closing price of a share of PXP common stock on December 31, 2007, or $54.00, multiplied by 233,999 restricted stock units that would be vested automatically. The 233,999 restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.

If an executive’s employment is terminated due to death, then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and any outstanding equity grants, and for salary accrued but unpaid through the date of death or resignation and reimbursement of expense incurred prior to such date. However, Mr. Wombwell would be entitled to the equity awards set forth under the Equity Awards-Without Cause column in the table above and Messrs. Talbert and Bourgeois would be entitled to the equity awards set forth under Equity Awards-Disability column in the table above.

In the event (a)(i) James C. Flores ceases to be Chief Executive Officer of PXP, or (ii) the executive is no longer reporting directly to Mr. Flores, and (b) either (i) the executive resigns within six (6) months of (a)(i) or (ii) above, (ii) his employment is terminated for any reason other than cause or disability, or (iii) the executive resigns for good reason, then instead of the compensation described above, PXP will pay him a lump sum amount equal to two times the sum of his base salary and target annual bonus. Also, the executive and his dependents will be entitled to health insurance benefits for up to two years after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and the executive will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of the executives’ equity-based awards (with the exception of the restricted stock units granted on November 8, 2006) will become immediately exercisable and payable in full. Notwithstanding the foregoing, in the event that Mr. Flores ceases to be Chief Executive Officer due to his death or disability, the executive will be entitled to the compensation and benefits described in this paragraph only if he is terminated for any reason other than cause or disability or he resigns for good reason. The following table sets forth the estimated payments and benefits that would be provided to each executive assuming one of the triggering events described in this paragraph occurred on December 31, 2007.

Name	Cash Benefits(1) ($)	Health Insurance Benefits(2) ($)	Gross-Up ($)	Equity Awards ($)		Total ($)
Doss R. Bourgeois	2,000,000	39,301	19,052	6,785,964	(3)	8,844,317
Winston M. Talbert	2,000,000	45,626	22,119	5,039,982	(4)	7,107,727
John F. Wombwell	2,000,000	45,626	22,119	12,635,946	(5)	14,703,691

(1)	In 2007, each of Messrs. Bourgeois, Talbert and Wombwell were entitled to a base salary of $500,000 with a target bonus of 100% of such salary.
(2)	The amount represents 12 months of health insurance benefits at the current 2008 rate, plus the estimated cost of the remaining 12 months of health insurance benefits. For such estimate, we have assumed an annual increase of (i) 11.1% for the health benefits and (ii) 5.91% for the dental benefits for 2009, based on historical increases for the health benefit plan currently elected by each executive.
(3)	The amount represents the closing price of a share of PXP common stock on December 31, 2007, or $54.00, multiplied by 125,666 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(4)	The amount represents the closing price of a share of PXP common stock on December 31, 2007, or $54.00, multiplied by 93,333 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(5)	The amount represents the closing price of a share of PXP common stock on December 31, 2007, or $54.00, multiplied by 233,999 restricted stock units that would be vested automatically. The 233,999 restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.

Except as set forth in the following paragraph, if within a one-year period following a Change of Control (as defined below), the executive resigns or is terminated for any reason, then instead of the compensation described in the above tables, PXP will pay him a lump sum amount equal to three times the sum of his base salary and target annual bonus. Also, the executive and his dependents will be entitled to health insurance benefits for up to three years after termination, subject to mitigation if he becomes entitled to health benefits under another plan. In addition, all of the executives’ equity-based awards will become immediately exercisable and payable in full. The following table sets forth the estimated payments and benefits that would be provided to each executive vice president assuming one of the triggering events described in this paragraph occurred on December 31, 2007.

Name	Cash Benefits(1) ($)	Health Insurance Benefits(2) ($)	Gross-Up ($)	Excise Tax Payment and Related Gross-Up(3) ($)	Equity Awards ($)		Total ($)
Doss R. Bourgeois	3,000,000	62,126	30,117	5,231,459	17,585,964	(4)	25,909,666
Winston M. Talbert	3,000,000	72,149	34,976	4,889,928	15,839,982	(5)	23,837,035
John F. Wombwell	3,000,000	72,149	34,976	12,594,462	36,935,946	(6)	52,637,533

(1)	In 2007, each of Messrs. Bourgeois, Talbert and Wombwell were entitled to a base salary of $500,000 with a target bonus of 100% of such salary.
(2)	The amount represents 12 months of health insurance benefits at the current 2008 rate, plus the estimated cost of the remaining 24 months of health insurance benefits. For such estimate, we have assumed an annual increase of (i) 11.1% for the health benefits and (ii) 5.91% for the dental benefits, for each of 2009 and 2010, based on historical increases for the health benefit plan currently elected by each executive.
(3)	In the event of a Change of Control without a triggering event, then each of Messrs. Bourgeois, Talbert and Wombwell would receive only the shares underlying their equity awards. As a result, they would receive a payment in the amount of $3,799,865, $3,451,444 and $7,080,745, respectively for excise taxes and the related gross-up.
(4)	The amount represents the closing price of a share of PXP common stock on December 31, 2007, or $54.00, multiplied by 325,666 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(5)	The amount represents the closing price of a share of PXP common stock on December 31, 2007, or $54.00, multiplied by 293,333 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(6)	The amount assumes a simultaneous Change of Control and termination of employment and represents the closing price of a share of PXP common stock on December 31, 2007, or $54.00 multiplied by 333,999 restricted stock units that would be vested automatically and 350,000 restricted stock units that would be granted and vested automatically pursuant to Mr. Wombwell’s long-term retention and deferral agreement. Please read “—Long-Term Retention and Deferral Arrangement” for additional information. The 333,999 restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant. In the event of a Change of Control without a simultaneous termination of employment, Mr. Wombwell would be entitled to 564,999 restricted stock units. Based on the closing price of a share of PXP common stock on December 31, 2007, or $54.00, the restricted stock units are worth $30,509,946.

If following a Change of Control, (A) the surviving entity requests the executive to remain employed; (B) Mr. Flores is either the President, Chief Executive Officer, or Chairman of the Board; (C) the executive is reporting directly to Mr. Flores, and (D) the surviving entity places all amounts which would otherwise become payable as described in the preceding paragraphs in escrow with a party and terms reasonably acceptable to the executive, then the executive may not resign and receive the compensation described in the preceding paragraph until six months after the date of the Change of Control. Notwithstanding the foregoing, if, following a Change of Control, Mr. Flores ceases to be either President, Chief Executive Officer or Chairman of the Board due to his death or disability prior to the expiration of the six (6) months from the date of the Change in Control, and the executive resigns for good reason, he will be entitled to the compensation and benefits described in the preceding paragraph.

Each of the (i) cash benefits, (ii) six months of health insurance benefits, (iii) gross-up payments and (iv) shares of stock set forth in the tables above would be placed into a rabbi trust for the executive and paid to him six months following his separation from service, in accordance with Section 409A of the Internal Revenue Code. The remainder of his health insurance benefits would be paid by the Company on behalf of the executive on a monthly basis.

If an executive is terminated for cause, the Company will have no obligations to such executive other than reimbursement of expenses incurred prior to such termination. If an executive resigns (other than for good reason), then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and the terms of any outstanding equity grants, for salary accrued but unpaid through the date of resignation and reimbursement of expense incurred prior to such date. In either case, no further credits would be made to Mr. Wombwell under his long-term retention and deferral agreement and any unvested restricted stock units would automatically be forfeited.

For two years following the termination of employment, each executive agrees not to disclose any confidential information obtained by him while in the employ of the Company with respect to the Company’s business. In addition, each executive has agreed that during the term of his employment agreement and for one year thereafter, he generally will not (i) engage in any business in North America that is substantially identical to the business of PXP or (ii) hire any employee, consultant or director of PXP or encourage any such person to leave his or her job with PXP or induce any client of PXP to terminate its business relationship with the Company. However, in the event that the executive is terminated without cause or if he resigns for good reason, then the executive will have no further obligations to the Company with respect to the non-compete provisions described in clause (i).

For purposes of the employment agreements for each of Messrs. Flores, Bourgeois, Talbert and Wombwell, the definition of a “Change of Control” includes:

•

the acquisition by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding voting stock of PXP or the ability to elect 50% or more of PXP’s directors, except in several instances;

•	individuals who currently constitute the Board of Directors cease for any reason to constitute at least a majority of the Board, with several exceptions;

•	the consummation of a merger, consolidation or reorganization, unless, in each case, immediately following the event,

•

the stockholders of PXP immediately before the event own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities of PXP in substantially the same proportion as their ownership of PXP’s voting stock immediately prior to the event, and

•

at least a majority of the members of the board of directors of the entity resulting from the transaction were members of the incumbent board at the time of the execution of the agreement providing for the transaction, and

•

no person (other than (i) PXP or any employee benefit plan (or related trust) sponsored or maintained by PXP or the surviving entity, or (ii) any person who, immediately prior to the event, beneficially owned 50% or more of the then outstanding voting stock of PXP) beneficially owns 50% or more of the combined voting power of the surviving entity’s then outstanding voting securities; or

•	a complete liquidation or dissolution of the Company; or

•	a sale or other disposition of all or substantially all of PXP’s assets.

“Cause” means:

•	the failure of employee to perform reasonably assigned duties;

•	the engaging by employee in conduct that is demonstrably and materially injurious to the Company;

•	employee’s having been convicted of, or entered a plea of nolo contendere to burglary, larceny, murder or arson or a crime involving deceit, fraud, perjury or embezzlement; or

•	the failure to notify the Company of any actual or apparent conflicts of interest relating to employee’s management of personal investments in accordance with his employment agreement.

“Good reason” means (i) the material breach of any of the Company’s obligations under the employee’s employment agreement without the employee’s written consent or (ii) the occurrence of any of the following circumstances (and other than with respect to the fourth bullet below with respect to Mr. Flores) without the employee’s written consent:

•

the change of employee’s title or the assignment to employee of any duties that materially adversely alter the nature or status of employee’s office, title, responsibilities, including reporting responsibilities, from those in effect immediately prior to such assignment;

•

the failure by the Company to continue in effect any compensation plan in which employee participates that is material to employee’s total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable to employee, unless any such failure to continue in effect any compensation plan or participation relates to a discontinuance of such plans or participation on a management-wide or Company-wide basis;

•

the taking of any action by the Company which would directly or indirectly materially reduce or deprive employee of any material pension, welfare or fringe benefit then enjoyed by employee, unless such action relates to a discontinuance of benefits on a management-wide or Company-wide basis; or

•

the relocation of the Company’s principal executive offices outside the greater Houston, Texas metropolitan area, or Company’s requiring employee to relocate anywhere other than the location of the Company’s principal executive offices, except for required travel on the Company’s business to an extent substantially consistent with employee’s obligations under his employment agreement.

In addition, with respect to Mr. Flores, the occurrence of any of the following circumstances shall also constitute “good reason”:

•

the failure to nominate employee as a director of the Company or to use best efforts to cause employee to be elected or appointed, or re-elected or re-appointed, as a director of the Company or to use reasonable best efforts to appoint employee a member of a committee in accordance with, and to the extent provided, in employee’s employment agreement; or

•	the employee’s termination of his employment with the Company or any successor who has assumed his employment agreement following a Change in Control of the Company.

PXP’s Equity Compensation Plans

Pursuant to our 2002 Stock Incentive Plan and 2004 Stock Incentive Plan, all equity awards granted under those plans will become immediately and fully exercisable upon a Change in Control (as defined in those plans), the grantee’s death or disability, termination of employment by the Company without Cause (so long as the grantee’s employment agreement provides for termination without Cause), or termination of employment by the grantee for good reason (so long as the grantee’s employment agreement provides for termination for good reason) unless the organization & compensation committee determines otherwise at the time of the grant.

Stock Plan Benefits Table

The following table presents information about the options, warrants and rights and other equity compensation under our equity plans as of December 31, 2007. The table does not include information about tax qualified plans such as our 401(k) plan:

Plan category(1)	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Plans approved by stockholders(2)	3,370,602	(3)	$13.1339	(4)	3,486,875	(5)

(1)	PXP does not have any options, warrants or rights outstanding or available for issuance under any non-stockholder approved equity compensation plans.
(2)	Consists of our 2002 Stock Incentive Plan and 2004 Stock Incentive Plan. Also consists of the Nuevo Energy Company 1993 Stock Incentive Plan, Nuevo Energy Company 1999 Stock Incentive Plan and the Nuevo Energy Company 2001 Stock Incentive Plan (the “Nuevo Plans”), each of which PXP assumed the obligations under in connection with the Nuevo merger in May 2004, which was approved by PXP stockholders.
(3)	Includes 65,474 shares which may be issued upon exercise of options outstanding under the Nuevo Plans. The remaining 3,305,128 shares are subject to outstanding restricted stock units.
(4)	Consists solely of options outstanding under the Nuevo Plans.
(5)	Consists solely of shares available for issuance under our 2002 Stock Incentive Plan and 2004 Stock Incentive Plan.

Director Compensation

The following table shows information for each of the Company’s directors for the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)		Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(4) ($)	Total ($)
Isaac Arnold, Jr.	63,000	449,375	(5)	—	—	—	57,564	569,939
Alan R. Buckwalter, III	62,000	449,375	(5)	—	—	—	113,805	625,180
Jerry L. Dees	70,000	449,375	(5)	(10,800)	—	—	16,926	525,501
Tom H. Delimitros	76,500	449,375	(6)	9,700	—	—	44,102	579,677
Thomas A. Fry, III	8,326	—		—	—	—	—	8,326
Robert L. Gerry III	64,500	449,375	(5)	—	—	—	39,623	553,498
Charles G. Groat	8,326	—		—	—	—	—	8,326
John H. Lollar	73,500	449,375	(6)	(10,100)	—	—	10,156	522,931

(1)	Of the fees earned, Messrs. Arnold, Dees and Lollar each elected to receive $43,984, $15,017 and $4,996, respectively in shares of PXP common stock.
(2)	The amounts included in the Stock Awards column are the amounts of compensation cost recognized by the Company in fiscal 2007, as described in FAS 123(R). For a discussion of valuation assumptions, see Note 7 to the Company’s 2007 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2007. As of December 31, 2007, Messrs. Arnold, Buckwalter, and Gerry each owned 10,000 shares of restricted stock, Mr. Dees owned 20,000 restricted stock units, and Messrs. Delimitros and Lollar each owned 30,000 restricted stock units. The restricted stock and the restricted stock units vest one year from the date of grant but payment upon vesting of the restricted stock units is deferred until such director’s separation from service as a member of the Board.
(3)	There were no option awards granted to directors in fiscal 2007. The amounts included in the Option Awards column are the amounts of compensation cost recognized by the Company in fiscal 2007 related to option and SAR awards granted in prior fiscal years, as described in FAS 123(R). For a discussion of valuation assumptions, see Note 7 to the Company’s 2007 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2007. As of December 31, 2007, Mr. Gerry owned 37,941 options.
(4)	The dollar value included in the table above represents the incremental cost to the Company for personal airplane use, together with health insurance premiums paid by the company. The incremental cost to the Company for airplane use was calculated as follows: expenses due to maintenance; expenses for fuel; crew travel expenses; parking, ramp and landing fees; airport taxes and similar fees directly related to the flight; and in-flight food and beverage. We do not include fixed costs that do not change based on usage, such as management fees, the purchase cost of the aircraft and hangar fees. Amounts in All Other Compensation for 2007 include aircraft usage of $45,211, $112,266, $16,002, $31,749, $-0-, $39,623, $-0-, and $-0- for Messrs. Arnold, Buckwalter, Dees, Delimitros, Fry, Gerry, Groat and Lollar, respectively, which represents the incremental cost to PXP for the director’s personal use of PXP’s aircraft.
(5)	The grant date fair value computed in accordance with FAS 123(R) is $494,700, which represents (i) the closing price of a share of PXP common stock on the effective date of the annual grant of restricted stock (May 4, 2007), or $49.47, multiplied by 10,000 shares of restricted stock, which will vest on May 3, 2008.
(6)	The grant date fair value computed in accordance with FAS 123(R) is $494,700, which represents the closing price of a share of PXP common stock on effective date of the annual grant of restricted stock (May 4, 2007), or $49.47, multiplied by 10,000 shares of restricted stock, which will vest on May 3, 2008. The director has elected to defer his grant of restricted stock units until his separation from service as a member of the Board.

PXP believes that its directors’ compensation should be weighted towards equity in order to directly align the directors’ interests with those of its stockholders. Accordingly, each year on the day after the date of PXP’s annual stockholders’ meeting, PXP will grant each non-employee director 10,000 shares of restricted stock that vest on the earlier of one year from the grant date or the next annual meeting of PXP stockholders. A director may elect to defer the receipt of all or a portion of these restricted shares. In lieu of the restricted stock, they will receive restricted stock units that are subject to vesting and forfeiture provisions and that are payable in common stock upon complete separation from the PXP board of directors. PXP has not and does not time the grant of awards in coordination with the release of material non-public information. Similarly, we have not timed, nor do we plan to time, the release of material non-public information for the purpose of affecting the value of director compensation.

PXP also pays each non-employee director an annual retainer of $35,000. A director that serves as chairman of the audit committee receives an additional annual retainer of $10,000, and each other non-employee committee chairman receives an additional annual retainer of $5,000. Non-employee directors also receive an attendance fee of $3,000 for each board meeting attended (not including telephonic meetings), an attendance fee of $1,000 for each committee meeting attended and an attendance fee of $500 for each telephonic board or committee meeting attended. PXP also reimburses all directors for reasonable expenses they incur while attending board and committee meetings. The board of directors recently evaluated director compensation and made a determination that no change was necessary.

Each non-employee director is allowed to make personal use of PXP’s aircraft for a maximum of 30 flight hours per year.

Any non-employee director may elect to receive shares of PXP common stock in lieu of the annual retainer fees as a board member and chairperson and attendance fees for regular board and committee meetings. The number of shares is determined by dividing the fee amount by the closing price per share of PXP common stock on the last trading day before the Company becomes obligated to pay the fee.

The options owned by Mr. Gerry were granted under Nuevo’s stock incentive plans with exercise prices ranging from $6.79 to $19.26 per share.

Mr. Flores does not receive separate compensation for service on PXP’s board of directors.

PXP C/O AST 59 MAIDEN LANE PLAZA LEVEL NEW YORK, NY 10038

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Plains Exploration & Production Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Plains Exploration & Production Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PEPCX1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLAINS EXPLORATION & PRODUCTION COMPANY The Company’s Board of Directors recommends a vote “FOR” proposals 1 and 2.
		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal.	All	All	Except
	01) James C. Flores, 02) Isaac Arnold, Jr.,	☐	☐	☐
	03) Alan R. Buckwalter, III, 04) Jerry L. Dees,				________________________________
05) Tom H. Delimitros, 06) Thomas A. Fry, III
07) Robert L. Gerry, III, 08) Charles G. Groat
and 09) John H. Lollar

		For	Against	Abstain
2.	Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008.	☐	☐	☐

I hereby revoke any proxy or proxies previously given to represent or vote the shares of common stock of the Company that I am entitled to vote, and I ratify and confirm all actions that the proxies, their substitutes, or any of them, may lawfully take in accordance with the terms of this proxy card.

Please sign this proxy as your name(s), appear(s) above. Joint owners should both sign. If signed as attorney, executor, guardian or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

For comments please check this box and write them on the other side of this card.			☐
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PLAINS EXPLORATION & PRODUCTION COMPANY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – MAY 8, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE

PLAINS EXPLORATION & PRODUCTION COMPANY BOARD OF DIRECTORS

The undersigned appoints James C. Flores and John F. Wombwell, and each of them, as proxies with power of substitution in each, to represent the undersigned and to vote all the shares of common stock of Plains Exploration & Production Company (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting to be held in Houston, Texas on Thursday, May 8, 2008 in the manner shown on this form as to the following matters and in their discretion on any other business or matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof, including an adjournment for the purpose of soliciting additional proxies.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN OR POSTPONE THE MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES FOR OR AGAINST A GIVEN PROPOSAL.

PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE, OR IF NO SUCH DIRECTION IS INDICATED ON THE REVERSE SIDE, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OR AUDIT COMMITTEE ON EACH PROPOSAL.

Comments: __________________________________________________________________________________

__________________________________________________________________________________________________________________________

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)